Exhibit 99.6
Item 15 — Exhibits, Financial Statement Schedules
(a)(1) Financial Statements
The following consolidated financial statements of NRG Yield, Inc. and related notes thereto, together with the reports thereon of KPMG LLP, are included herein:
Consolidated Statements of Income — Years ended December 31, 2015, 2014 and 2013
Consolidated Statements of Comprehensive Income — Years ended December 31, 2015, 2014 and 2013
Consolidated Balance Sheets — As of December 31, 2015 and 2014
Consolidated Statements of Cash Flows — Years ended December 31, 2015, 2014 and 2013
Consolidated Statements of Stockholders' Equity — Years ended December 31, 2015, 2014 and 2013
Notes to Consolidated Financial Statements
(a)(2) Financial Statement Schedules
The following schedules of NRG Yield, Inc. are filed as part of Item 15 of this report and should be read in conjunction with the Consolidated Financial Statements:
NRG Yield, Inc. Financial Statements for the year ended December 31, 2015, 2014 and 2013, are included in NRG Yield, Inc.'s Annual Report on Form 10-K pursuant to the requirements of Rule 5-04(c) of Regulation S-X

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
NRG Yield, Inc.:
We have audited the accompanying consolidated balance sheets of NRG Yield, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2015. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule “Schedule I. Condensed Financial Information of Registrant.” These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NRG Yield, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three‑year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), NRG Yield, Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 29, 2016 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

(signed) KPMG LLP
Philadelphia, PA
September 6, 2016

NRG YIELD, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31,
(In millions, except per share amounts)	2015 (a)	2014 (a)	2013 (a)
Operating Revenues
Total operating revenues	$953	$828	$434
Operating Costs and Expenses
Cost of operations	321	277	154
Depreciation and amortization	297	233	92
General and administrative	12	8	7
Acquisition-related transaction and integration costs	3	4	—
Total operating costs and expenses	633	522	253
Operating Income	320	306	181
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	26	17	20
Other income, net	3	6	4
Loss on extinguishment of debt	(9)	(1)	—
Interest expense	(263)	(216)	(72)
Total other expense, net	(243)	(194)	(48)
Income Before Income Taxes	77	112	133
Income tax expense	12	4	8
Net Income	65	108	125
Less: Pre-acquisition net (loss) income of Drop Down Assets	(10)	44	16
Net Income Excluding Pre-acquisition Net (Loss) Income of Drop Down Assets	75	64	109
Less: Predecessor income prior to initial public offering on July 22, 2013	—	—	54
Less: Net income attributable to noncontrolling interests	42	48	42
Net Income Attributable to NRG Yield, Inc.	$33	$16	$13
Earnings Per Share Attributable to NRG Yield, Inc. Class A and Class C Common Stockholders
Weighted average number of Class A common shares outstanding - basic and diluted	35	28	23
Weighted average number of Class C common shares outstanding - basic and diluted	49	28	23
Earnings per Weighted Average Class A and Class C Common Share - Basic and Diluted	$0.40	$0.30	$0.29
Dividends Per Class A Common Share	$1.015	$1.42	$0.23
Dividends Per Class C Common Share	$0.625	N/A	N/A

(a) Retrospectively adjusted as discussed in Note 1, Nature of Business.

See accompanying notes to consolidated financial statements.

NRG YIELD, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended December 31,
	2015 (a)	2014 (a)	2013 (a)
	(In millions)
Net Income	$65	$108	$125
Other Comprehensive (Loss) Income, net of tax
Unrealized (loss) gain on derivatives, net of income tax benefit (expense) of $10, $5, and ($16)	(7)	(60)	52
Other comprehensive (loss) income	(7)	(60)	52
Comprehensive Income	58	48	$177
Less: Predecessor comprehensive income prior to initial public offering on July 22, 2013	—	—	73
Less: Pre-acquisition net (loss) income of Drop Down Assets	(10)	44	16
Less: Comprehensive income (loss) attributable to noncontrolling interests	53	(3)	73
Comprehensive Income Attributable to NRG Yield Inc.	$15	$7	$15

(a) Retrospectively adjusted as discussed in Note 1, Nature of Business.

See accompanying notes to consolidated financial statements.

NRG YIELD, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2015 (a)	December 31, 2014 (a)
ASSETS	(In millions)
Current Assets
Cash and cash equivalents	$111	$429
Restricted cash	131	130
Accounts receivable — trade	98	93
Accounts receivable — affiliate	—	28
Inventory	36	32
Derivative instruments — affiliate	—	2
Notes receivable	17	16
Prepayments and other current assets	23	98
Total current assets	416	828
Property, plant and equipment
In service	6,651	6,487
Under construction	9	9
Total property, plant and equipment	6,660	6,496
Less accumulated depreciation	(782)	(487)
Net property, plant and equipment	5,878	6,009
Other Assets
Equity investments in affiliates	697	308
Notes receivable	30	45
Intangible assets, net of accumulated amortization of $93 and $38	1,362	1,424
Derivative instruments	—	2
Deferred income taxes	170	134
Other non-current assets	136	44
Total other assets	2,395	1,957
Total Assets	$8,689	$8,794

(a) Retrospectively adjusted as discussed in Note 1, Nature of Business.

See accompanying notes to consolidated financial statements.

NRG YIELD, INC.
CONSOLIDATED BALANCE SHEETS (Continued)

	December 31, 2015 (a)	December 31, 2014 (a)
LIABILITIES AND STOCKHOLDERS’ EQUITY	(In millions, except share information)
Current Liabilities
Current portion of long-term debt	$264	$245
Accounts payable	23	22
Accounts payable — affiliate	86	48
Derivative instruments	39	52
Accrued expenses and other current liabilities	77	75
Total current liabilities	489	442
Other Liabilities
Long-term debt	5,329	5,486
Derivative instruments	61	77
Other non-current liabilities	72	57
Total non-current liabilities	5,462	5,620
Total Liabilities	5,951	6,062
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Class A, Class B, Class C and Class D common stock, $0.01 par value; 3,000,000,000 shares authorized (Class A 500,000,000, Class B 500,000,000, Class C 1,000,000,000, Class D 1,000,000,000); 182,848,000 shares issued and outstanding (Class A 34,586,250, Class B 42,738,750, Class C 62,784,250, Class D 42,738,750) at December 31, 2015 and 154,650,000 shares issued and outstanding (Class A 34,586,250, Class B 42,738,750, Class C 34,586,250, Class D 42,738,750) at December 31, 2014	1	—
Additional paid-in capital	1,855	1,240
Retained earnings	12	3
Accumulated other comprehensive loss	(27)	(9)
Noncontrolling interest	897	1,498
Total Stockholders' Equity	2,738	2,732
Total Liabilities and Stockholders' Equity	$8,689	$8,794

(a) Retrospectively adjusted as discussed in Note 1, Nature of Business.

See accompanying notes to consolidated financial statements.

NRG YIELD, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2015 (a)	2014 (a)	2013 (a)
	(In millions)
Cash Flows from Operating Activities
Net income	$65	$108	$125
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates	(26)	(17)	(20)
Distributions from unconsolidated affiliates	43	21	16
Depreciation, amortization and accretion	299	235	93
Amortization of financing costs and debt discount/premiums	18	13	12
Amortization of intangibles and out-of-market contracts	54	28	1
Adjustment for debt extinguishment	9	1	—
Change in income taxes	12	4	8
Changes in derivative instruments	(45)	(14)	(21)
Noncash interest expense	—	—	13
Disposal of asset components	3	—	—
Changes in prepaid and accrued capacity payments	(12)	—	4
Changes in other working capital	(15)	(17)	(63)
Net Cash Provided by Operating Activities	405	362	168
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(37)	(901)	(120)
Acquisition of Drop Down Assets, net of cash acquired	(698)	(311)	—
Capital expenditures	(29)	(60)	(782)
Receipt of indemnity from supplier	—	57	—
(Increase) decrease in restricted cash	(1)	25	(90)
Decrease in notes receivable, including affiliates	17	14	(4)
Proceeds from renewable energy grants	—	422	25
Return of investment from unconsolidated affiliates	42	4	6
Investments in unconsolidated affiliates	(402)	—	—
Other	—	11	—
Net Cash Used in Investing Activities	(1,108)	(739)	(965)
Cash Flows from Financing Activities
Contributions from tax equity investors	122	190	—
Capital contributions from NRG	—	2	171
Net distributions and return of capital to NRG prior to the acquisition of Drop Down Assets and IPO	(59)	(335)	(648)
Proceeds from the issuance of common stock	599	630	468
Payment of dividends and distributions	(139)	(101)	(15)
Proceeds from long-term debt — external	293	523	933
Payments of long-term debt — external	(724)	(626)	(72)
Net borrowings from the revolving credit facility	306	500	—
Payment of debt issuance costs	(13)	(36)	(5)
Payments for long-term debt — affiliate	—	—	(2)
Gain on settlement of swaptions	—	—	4
Net Cash Provided by Financing Activities	385	747	834
Net (Decrease) Increase in Cash and Cash Equivalents	(318)	370	37
Cash and Cash Equivalents at Beginning of Period	429	59	22
Cash and Cash Equivalents at End of Period	$111	$429	$59

Supplemental Disclosures
Interest paid, net of amount capitalized	$(274)	$(192)	$(63)
Non-cash investing and financing activities:
Additions (reductions) to fixed assets for accrued capital expenditures	1	(21)	3
Increase (decrease) to fixed assets for grant shortfall (accrued grants)	—	34	(547)
Increase (decrease) to fixed assets for deferred tax asset	19	7	(112)
Non-cash addition to additional paid-in capital for change in tax basis of property, plant and equipment for assets acquired from NRG	38	(14)	153
Increase in debt due to accrued interest converted to debt	—	11	—
Non-cash return of capital and distributions to NRG, net of contributions	$(13)	$1,058	$(55)

(a) Retrospectively adjusted as discussed in Note 1, Nature of Business.
See accompanying notes to consolidated financial statements.

NRG YIELD, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(In millions)	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Members' Equity	Total Members'/Stockholders' Equity
Balances at December 31, 2012 (a)	$—	$—	$—	$—	$—	$—	$1,242	$1,242
Members' equity - Acquired Drop Down Assets	—	—	—	—	—	—	99	99
Balances at December 31, 2012	—	—	—	—	—	—	1,341	1,341
Net income	—	—	—	—	—	—	54	54
Pre-acquisition net loss of acquired Drop Down Assets	—	—	—	—	—	—	(6)	(6)
Unrealized gain on derivatives, net of tax	—	—	—	—	—	—	41	41
Capital contributions from NRG, cash	—	—	—	—	—	—	213	213
Capital contributions from NRG, non-cash	—	—	—	—	—	—	71	71
Dividends and return of capital to NRG, cash	—	—	—	—	—	—	(312)	(312)
Dividends and return of capital to NRG, non-cash	—	—	—	—	—	—	(55)	(55)
Balance as of July 22, 2013	$—	$—	$—	$—	$—	$—	$1,347	$1,347
Net income	—	—	—	13	—	42	—	55
Pre-acquisition net income of acquired Drop Down Assets (c)	—	—	—	—	—	22	—	22
Unrealized (loss) gain on derivatives, net	—	—	—	—	(3)	10	—	7
Capital contributions from NRG, cash	—	—	—	—	—	17	—	17
Distributions and return of capital to NRG, net of contributions, non-cash	—	—	—	—	—	(28)	—	(28)
Distributions and return of capital to NRG, cash	—	—	—	—	—	—	(395)	(395)
Transfer of predecessors' equity to noncontrolling interest	—	—	—	—	3	949	(952)	—
Reduction to non-controlling interest, non-cash	—	—	—	—	—	(43)	—	(43)
Common shares issued in public offering	—	—	468	—	—	—	—	468
Adjustment for change in tax basis of property, plant and equipment, non-cash	—	—	153	—	—	—	—	153
Common stock dividends	—	—	—	(5)	—	(10)	—	(15)
Balances at December 31, 2013	$—	$—	$621	$8	$—	$959	$—	$1,588
Net income	—	—	—	16	—	48	—	64
Pre-acquisition net income of acquired Drop Down Assets (c)	—	—	—	—	—	44	—	44
Unrealized loss on derivatives, net of tax (c)	—	—	—	—	(9)	(51)	—	(60)
Payment for June 2014 Drop Down Assets	—	—	—	—	—	(357)	—	(357)
Capital contributions from NRG, non-cash (b)	—	—	—	—	—	1,058	—	1,058
Distributions and returns of capital to NRG net of contributions, cash (c)	—	—	—	—	—	(333)	—	(333)
Capital contributions from tax equity investors	—	—	—	—	—	190	—	190
Proceeds from the issuance of Class A common stock	—	—	630	—	—	—	—	630
Non-cash adjustment for change in tax basis of property, plant and equipment	—	—	(14)	—	—	—	—	(14)
Equity portion of the Convertible Notes due 2019	—	—	23	—	—	—	—	23
Common stock dividends	—	—	(20)	(21)	—	(60)	—	(101)
Balances at December 31, 2014	$—	$—	$1,240	$3	$(9)	$1,498	$—	$2,732
Net income	—	—	—	33	—	42	—	75
Pre-acquisition net loss of acquired Drop Down Assets	—	—	—	—	—	(10)	—	(10)
Unrealized loss on derivatives, net of tax	—	—	—	—	(18)	11	—	(7)
Payment for January 2015 Drop Down Assets	—	—	—	—	—	(489)	—	(489)
Payment for November 2015 Drop Down Assets	—	—	—	—	—	(209)	—	(209)
Capital contributions from tax equity investors	—	—	—	—	—	122	—	122
Noncontrolling interest acquired in Spring Canyon acquisition	—	—	—	—	—	74	—	74
Distributions and return of capital to NRG, cash	—	—	—	—	—	(59)	—	(59)
Distributions and return of capital to NRG, net of contributions, non-cash	—	—	—	—	—	(13)	—	(13)
Stock-based compensation	—	—	1	—	—	—	—	1
Proceeds from the issuance of Class C Common Stock	—	1	598	—	—	—	—	599
Non-cash adjustment for change in tax basis of property, plant and equipment	—	—	38	—	—	—	—	38
Equity portion of the Convertible Notes due 2021	—	—	23	—	—	—	—	23
Common stock dividends	—	—	(45)	(24)	—	(70)	—	(139)
Balance as of December 31, 2015	$—	$1	$1,855	$12	$(27)	$897	$—	$2,738

(a) As previously reported in the Company's audited financial statements for the year ended December 31, 2014, included in the Form 8-K dated May 22, 2015.
(b) Capital contributions from NRG, non-cash, primarily represent Drop Down Assets' equity transferred from NRG to the Company in accordance with guidance on business combinations between entities under common control, as further described in Note 1, Nature of Business.
(c) Retrospectively adjusted, as discussed in Note 1, Nature of Business.

See accompanying notes to consolidated financial statements.

NRG YIELD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Nature of Business
NRG Yield, Inc., together with its consolidated subsidiaries, or the Company, is a dividend growth-oriented company formed by NRG as a Delaware corporation on December 20, 2012, to serve as the primary vehicle through which NRG owns, operates and acquires contracted renewable and conventional generation and thermal infrastructure assets. The Company used the net proceeds from its initial public offering of Class A common stock on July 22, 2013, to acquire 19,011,250 Class A units of NRG Yield LLC from NRG, as well as 3,500,000 Class A units directly from NRG Yield LLC. At the time of the offering, NRG owned 42,738,750 NRG Yield LLC Class B units. NRG Yield LLC, through its wholly owned subsidiary, NRG Yield Operating LLC, is a holder of a portfolio of renewable and conventional generation and thermal infrastructure assets, primarily located in the Northeast, Southwest and California regions of the U.S.
On July 29, 2014, the Company issued 12,075,000 shares of Class A common stock for net proceeds, after underwriting discount and expenses, of $630 million. The Company utilized the proceeds of the offering to acquire 12,075,000 additional Class A units of NRG Yield LLC. On May 14, 2015, the Company completed a stock split in connection with which each outstanding share of Class A common stock was split into one share of Class A common stock and one share of Class C common stock, and each outstanding share of Class B common stock was split into one share of Class B common stock and one share of Class D common stock. The stock split is referred to as the Recapitalization and all references to share or per share amounts in the accompanying consolidated financial statements and applicable disclosures have been retrospectively adjusted to reflect the Recapitalization. In addition, on June 29, 2015, the Company completed the issuance of 28,198,000 shares of Class C common stock for net proceeds of $599 million. See further discussion in Note 11, Stockholders' Equity.
The holders of the Company's issued and outstanding shares of Class A and Class C common stock are entitled to dividends as declared. NRG receives its distributions from NRG Yield LLC through its ownership of NRG Yield LLC Class B and Class D units.
The following table represents the structure of the Company as of December 31, 2015:

NRG Energy, Inc.
Public shareholders
Class B Common Stock and Class D Common Stock Aggregate 55.1% Voting Interest
NRG Yield, Inc.
Class A Common Stock and Class C Common Stock Aggregate 44.9% Voting Interest
Sole Managing Member Class A Units and Class C Units Aggregate 53.3% Economic Interest
Class B Units and Class D Units Aggregate 46.7% Economic Interest
NRG Yield LLC
NRG Yield Operating LLC
Project companies

For the periods prior to the initial public offering, the accompanying combined financial statements represent the combination of the assets that NRG Yield LLC acquired and were prepared using NRG's historical basis in the assets and liabilities. For the purposes of the combined financial statements, the term "NRG Yield" represents the accounting predecessor, or the combination of the acquired businesses. For all periods subsequent to the initial public offering, the accompanying audited consolidated financial statements represent the consolidated results of the Company, which consolidates NRG Yield LLC through its controlling interest.
As of December 31, 2015, the Company's operating assets are comprised of the following projects:

Projects	Percentage Ownership	Net Capacity (MW) (a)	Offtake Counterparty	Expiration
Conventional
El Segundo	100%	550	Southern California Edison	2023
GenConn Devon(b)	50%	95	Connecticut Light & Power	2040
GenConn Middletown (b)	50%	95	Connecticut Light & Power	2041
Marsh Landing	100%	720	Pacific Gas and Electric	2023
Walnut Creek	100%	485	Southern California Edison	2023
		1,945
Utility Scale Solar
Alpine	100%	66	Pacific Gas and Electric	2033
Avenal (b)	50%	23	Pacific Gas and Electric	2031
Avra Valley	100%	26	Tucson Electric Power	2032
Blythe	100%	21	Southern California Edison	2029
Borrego	100%	26	San Diego Gas and Electric	2038
CVSR	100%	250	Pacific Gas and Electric	2038
Desert Sunlight 250	25%	63	Southern California Edison	2035
Desert Sunlight 300	25%	75	Pacific Gas and Electric	2040
Kansas South	100%	20	Pacific Gas and Electric	2033
Roadrunner	100%	20	El Paso Electric	2031
TA High Desert	100%	20	Southern California Edison	2033
		610
Distributed Solar
AZ DG Solar Projects	100%	5	Various	2025 - 2033
PFMG DG Solar Projects	51%	4	Various	2032
		9
Wind
Alta I	100%	150	Southern California Edison	2035
Alta II	100%	150	Southern California Edison	2035
Alta III	100%	150	Southern California Edison	2035
Alta IV	100%	102	Southern California Edison	2035
Alta V	100%	168	Southern California Edison	2035
Alta X (c)(d)	100%	137	Southern California Edison	2038
Alta XI (c)(d)	100%	90	Southern California Edison	2038
Buffalo Bear	100%	19	Western Farmers Electric Co-operative	2033
Crosswinds	74.3%	16	Corn Belt Power Cooperative	2027
Elbow Creek	75%	92	NRG Power Marketing LLC	2022
Elkhorn Ridge	50.3%	41	Nebraska Public Power District	2029
Forward	75%	22	Constellation NewEnergy, Inc.	2017
Goat Wind	74.9%	113	Dow Pipeline Company	2025
Hardin	74.3%	11	Interstate Power and Light Company	2027
Laredo Ridge	100%	80	Nebraska Public Power District	2031
Lookout	75%	29	Southern Maryland Electric Cooperative	2030
Odin	74.9%	15	Missouri River Energy Services	2028
Pinnacle	100%	55	Maryland Department of General Services and University System of Maryland	2031
San Juan Mesa	56.3%	68	Southwestern Public Service Company	2025

Projects	Percentage Ownership	Net Capacity (MW) (a)	Offtake Counterparty	Expiration
Sleeping Bear	75%	71	Public Service Company of Oklahoma	2032
South Trent	100%	101	AEP Energy Partners	2029
Spanish Fork	75%	14	PacifiCorp	2028
Spring Canyon II (c)	90.1%	29	Platte River Power Authority	2039
Spring Canyon III (c)	90.1%	25	Platte River Power Authority	2039
Taloga	100%	130	Oklahoma Gas & Electric	2031
Wildorado	74.9%	121	Southwestern Public Service Company	2027
		1,999
Thermal
Thermal equivalent MWt(e)	100%	1,315	Various	Various
Thermal generation	100%	124	Various	Various

Total net capacity (excluding equivalent MWt) (f)		4,687

(a) Net capacity represents the maximum, or rated, generating capacity of the facility multiplied by the Company's percentage ownership in the facility as of December 31, 2015.
(b) On September 30, 2015, the Company acquired NRG's remaining 0.05% for an immaterial amount.
(c) Projects are part of tax equity arrangements, as further described in Note 2, Summary of Significant Accounting Policies and Note 5, Investments Accounted for by the Equity Method and Variable Interest Entities.
(d) PPA began on January 1, 2016.
(e) For thermal energy, net capacity represents MWt for steam or chilled water and excludes 134 MWt available under the right-to-use provisions contained in agreements between two of the Company's thermal facilities and certain of its customers.
(f) Total net capacity excludes capacity for RPV Holdco and DGPV Holdco, which are consolidated by NRG, as further described in Note 5, Investments Accounted for by the Equity Method and Variable Interest Entities.
Substantially all of the Company's generation assets are under long-term contractual arrangements for the output or capacity from these assets. The thermal assets are comprised of district energy systems and combined heat and power plants that produce steam, hot water and/or chilled water and in some instances, electricity at a central plant. Three of the district energy systems are subject to rate regulation by state public utility commissions while the other district energy systems have rates determined by negotiated bilateral contracts.
The historical combined financial statements include allocations of certain NRG corporate expenses. Management believes the assumptions and methodology underlying the allocation of general corporate overhead expenses are reasonable. The allocated costs include legal, accounting, tax, treasury, information technology, insurance, employee benefit costs, and other corporate costs. However, such expenses may not be indicative of the actual level of expense that would have been incurred if the Company had operated as an independent, publicly-traded company during the period prior to the offering or of the costs expected to be incurred in the future. Allocations of NRG corporate expenses were $3 million for the period from January 1, 2013, through July 22, 2013. In connection with the initial public offering, the Company entered into a management services agreement with NRG for various services, including human resources, accounting, tax, legal, information systems, treasury, and risk management. Costs incurred by the Company under this agreement were $3 million for the period from July 23, 2013, through December 31, 2013, $6 million for the year ended December 31, 2014 and $8 million for the year ended December 31, 2015, which included certain direct expenses incurred by NRG on behalf of the Company.
For the period prior to the initial public offering, members' equity represents the combined equity of the Company's subsidiaries, including adjustments necessary to present the Company's financial statements as if the Company were in existence as of the beginning of the periods presented. Member's equity represents NRG's equity in the subsidiaries, and accordingly, in connection with the initial public offering, the historical equity balance as of that date was reclassified into noncontrolling interest. Subsequent to the initial public offering, stockholders' equity represents the equity associated with the Class A and Class C common stockholders, with the equity associated with the Class B and Class D common stockholders, or NRG, classified as noncontrolling interest.
As described in Note 3, Business Acquisitions, the Company has completed acquisitions of Drop Down Assets from NRG as follows:

•
On September 1, 2016, the Company acquired the remaining 51.05% of CVSR, or the CVSR Drop Down, which indirectly owns the CVSR solar facility, for cash consideration of $78.5 million plus assumed project level debt of $496 million.

•
On November 3, 2015, the Company acquired 75% of the Class B interests of NRG Wind TE Holdco, or the November 2015 Drop Down Assets, for total cash consideration of $209 million. In February 2016, NRG made a final working capital payment of $2 million, reducing total cash consideration to $207 million. The Company is responsible for its pro-rata share of non-recourse project debt of $193 million and noncontrolling interest associated with a tax equity structure of $159 million (as of the acquisition date).

•
On January 2, 2015, the Company acquired the Laredo Ridge, Tapestry, and Walnut Creek projects, or the January 2015 Drop Down Assets, for total cash consideration of $489 million, plus assumed project-level debt of $737 million.

•	On June 30, 2014, the Company acquired the TA High Desert, Kansas South, and El Segundo projects from NRG for total cash consideration of $357 million plus assumed project level debt of $612 million.
The guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control. Accordingly, the Company prepared its consolidated financial statements and the notes to the consolidated financial statements to reflect the transfers as if they had taken place from the beginning of the financial statements period, or from the date the entities were under common control (if later than the beginning of the financial statements period), which was May 13, 2013 for Kansas South, March 28, 2013 for TA High Desert, and April 1, 2014 for the January 2015 Drop Down Assets and the majority of the November 2015 Drop Down Assets, and which represent the dates these entities were acquired by NRG. The recast did not affect net income attributable to NRG Yield, Inc., weighted average number of shares outstanding, earnings per common share, or dividends. With respect to the November 2015 Drop Down Asset acquisition, the Company has recorded all minority interests in NRG Wind TE Holdco as noncontrolling interest in the Consolidated Financial Statements for all periods presented.
With respect to the CVSR Drop Down, prior to the transaction, the Company recorded its 48.95% interest in CVSR as an equity method investment. In connection with the retrospective adjustment of prior periods, the Company has removed the equity method investment from all prior periods and adjusted its financial statements to reflect its results of operations, financial position and cash flows as if it had consolidated CVSR from the beginning of the financial statement period.

Note 2 — Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The Company's consolidated and combined financial statements have been prepared in accordance with U.S. GAAP. The FASB ASC is the source of authoritative U.S. GAAP to be applied by nongovernmental entities. In addition, the rules and interpretative releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.
The consolidated and combined financial statements include the Company's accounts and operations and those of its subsidiaries in which it has a controlling interest. All significant intercompany transactions and balances have been eliminated in consolidation. The usual condition for a controlling financial interest is ownership of a majority of the voting interests of an entity. However, a controlling financial interest may also exist through arrangements that do not involve controlling voting interests. As such, the Company applies the guidance of ASC 810, Consolidations, or ASC 810, to determine when an entity that is insufficiently capitalized or not controlled through its voting interests, referred to as a variable interest entity, or VIE, should be consolidated.
Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with an original maturity of three months or less at the time of purchase. Cash and cash equivalents held at project subsidiaries was $93 million and $74 million as of December 31, 2015, and 2014, respectively.
Restricted Cash
Restricted cash consists primarily of funds held to satisfy the requirements of certain debt agreements and funds held within the Company's projects that are restricted in their use. Of these funds as of December 31, 2015, approximately $26 million is designated for current debt service payments, $33 million is designated to fund operating expenses and $7 million is designated for distributions to the Company, with the remaining $65 million restricted for reserves including debt service, performance obligations and other reserves as well as capital expenditures.

Trade Receivables and Allowance for Doubtful Accounts
Trade receivables are reported on the balance sheet at the invoiced amount adjusted for any write-offs and the allowance for doubtful accounts. The allowance for doubtful accounts is reviewed periodically based on amounts past due and significance. The allowance for doubtful accounts was immaterial as of December 31, 2015, and 2014.
Inventory
Inventory consists principally of spare parts and fuel oil and is valued at the weighted average cost, unless evidence indicates that the weighted average cost will be recovered with a normal profit in the ordinary course of business. The Company removes fuel inventories as they are used in the production of steam, chilled water or electricity. Spare parts inventory are removed when they are used for repairs, maintenance or capital projects.
NRG Indemnity Receivable
NRG previously applied for cash grants in lieu of investment tax credits from the U.S. Treasury Department in the amount of $414 million for the CVSR project, which is a qualified renewable energy project. In 2013, an initial $30 million reserve was established for a portion of the renewable energy grant receivable that was not expected to be realized as a result of the U.S. Government’s budget sequestration.
In addition, the related deferred tax assets of $106 million recognizable by NRG were recorded as a non-cash distribution to NRG and a corresponding reduction to the related property, plant, and equipment. In connection with the cash grants and related tax assets, the book value of the CVSR's property, plant, and equipment was reduced by a total of $490 million.
In 2014, cash grant proceeds of $285 million were received from the U.S. Treasury. The sequestration reserve was increased to $54 million based on the actual cash grant awarded. As of December 31, 2015, the remaining $75 million was receivable as the balance is expected to be fully recovered from the current litigation with SunPower pursuant to the existing indemnity on the project. Pursuant to the purchase and sale agreement for the CVSR project between NRG and SunPower, SunPower agreed to indemnify NRG up to $75 million if the U.S. Treasury Department made certain determinations and awarded a reduced 1603 cash grant for the project.  In 2014, NRG filed a lawsuit with respect to the indemnity against SunPower in California state court. Separately, liquidated damages related to the cash grant shortfall of $57 million were received from SunPower and recorded as a reduction to the cost of the related property, plant and equipment. Subsequent to the receipt of this payment and in connection with the SunPower litigation, it was determined that SunPower overpaid by $7 million. Accordingly, during 2016 CVSR recorded a payable to SunPower for $7 million with a corresponding increase to the related property, plant and equipment.
The agreement between NRG and the Company for the CVSR Drop Down specified that all amounts related to the litigation with SunPower are excluded from the acquisition. Accordingly, prior to close of the transaction, the $75 million receivable and $7 million payable were transferred to NRG as a net reduction to its ownership interest in CVSR.
Property, Plant and Equipment
Property, plant and equipment are stated at cost or, in the case of business acquisitions, fair value; however impairment adjustments are recorded whenever events or changes in circumstances indicate that their carrying values may not be recoverable. See Note 3, Business Acquisitions, for more information on acquired property, plant and equipment. Significant additions or improvements extending asset lives are capitalized as incurred, while repairs and maintenance that do not improve or extend the life of the respective asset are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives. Certain assets and their related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included in cost of operations in the consolidated statements of operations.
Additionally, the Company reduces the book value of the property, plant and equipment of its eligible renewable energy projects for any cash grants that are submitted to the U.S. Treasury Department when the receivable is recorded for the net realizable amount. The related deferred tax asset is also recorded with a corresponding reduction to the book value of the property, plant and equipment.

Asset Impairments
Long-lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. Such reviews are performed in accordance with ASC 360. An impairment loss is recognized if the total future estimated undiscounted cash flows expected from an asset are less than its carrying value. An impairment charge is measured by the difference between an asset's carrying amount and fair value with the difference recorded in operating costs and expenses in the statements of operations. Fair values are determined by a variety of valuation methods, including appraisals, sales prices of similar assets and present value techniques.
Investments accounted for by the equity method are reviewed for impairment in accordance with ASC 323, Investments-Equity Method and Joint Ventures, which requires that a loss in value of an investment that is other than a temporary decline should be recognized. The Company identifies and measures losses in the value of equity method investments based upon a comparison of fair value to carrying value.
Capitalized Interest
Interest incurred on funds borrowed to finance capital projects is capitalized, until the project under construction is ready for its intended use. The amount of interest capitalized for the year ended December 31, 2013, was $26 million. The Company recorded less than $1 million of capitalized interest during the years ended December 31, 2015, and 2014.
When a project is available for operations, capitalized interest is reclassified to property, plant and equipment and depreciated on a straight-line basis over the estimated useful life of the project's related assets.
Debt Issuance Costs
Debt issuance costs are capitalized and amortized as interest expense on a basis which approximates the effective interest method over the term of the related debt. As discussed below, as of December 31, 2015, the Company adopted ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, and reclassified debt issuance costs to be presented as a direct deduction from the carrying amount of the related debt in both the current and prior periods.
Intangible Assets
Intangible assets represent contractual rights held by the Company. The Company recognizes specifically identifiable intangible assets including customer contracts, customer relationships, power purchase agreements and development rights when specific rights and contracts are acquired. These intangible assets are amortized primarily on a straight-line basis.
Notes Receivable
Notes receivable consists of receivables related to the financing of required network upgrades. The notes issued with respect to network upgrades will be repaid within a 5 year period following the date each facility reaches commercial operations.
Income Taxes
The Company accounts for income taxes using the liability method in accordance with ASC 740, Income Taxes, or ASC 740, which requires that it use the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant temporary differences.
The Company has two categories of income tax expense or benefit — current and deferred, as follows:

•	Current income tax expense or benefit consists solely of current taxes payable less applicable tax credits, and

•	Deferred income tax expense or benefit is the change in the net deferred income tax asset or liability, excluding amounts charged or credited to accumulated other comprehensive income.
The Company reports some of its revenues and expenses differently for financial statement purposes than for income tax return purposes, resulting in temporary and permanent differences between the Company's financial statements and income tax returns. The tax effects of such temporary differences are recorded as either deferred income tax assets or deferred income tax liabilities in the Company's consolidated balance sheets. The Company measures its deferred income tax assets and deferred income tax liabilities using income tax rates that are currently in effect. The Company believes it is more likely than not that the results of future operations will generate sufficient taxable income which includes the future reversal of existing taxable temporary differences to realize deferred tax assets, net of valuation allowances. A valuation allowance is recorded to reduce the net deferred tax assets to an amount that is more-likely-than-not to be realized.

The Company accounts for uncertain tax positions in accordance with ASC 740, which applies to all tax positions related to income taxes. Under ASC 740, tax benefits are recognized when it is more-likely-than-not that a tax position will be sustained upon examination by the authorities. The benefit recognized from a position that has surpassed the more-likely-than-not threshold is the largest amount of benefit that is more than 50% likely to be realized upon settlement. The Company recognizes interest and penalties accrued related to uncertain tax benefits as a component of income tax expense.
In accordance with ASC 805 and as discussed further in Note 13, Income Taxes, changes to existing net deferred tax assets or valuation allowances or changes to uncertain tax benefits, are recorded to income tax expense.
Revenue Recognition
Thermal Revenues
Steam and chilled water revenue is recognized based on customer usage as determined by meter readings taken at month-end. Some locations read customer meters throughout the month, and recognize estimated revenue for the period between meter read date and month-end. The Thermal Business subsidiaries collect and remit state and local taxes associated with sales to their customers, as required by governmental authorities. These taxes are presented on a net basis in the income statement.
Power Purchase Agreements, or PPAs
The majority of the Company’s revenues are obtained through PPAs or other contractual agreements. In order to determine lease classification as operating, the Company evaluates the terms of the PPA to determine if the lease includes any of the following provisions which would indicate capital lease treatment:
•Transfers the ownership of the generating facility,
•Bargain purchase option at the end of the term of the lease,
•Lease term is greater than 75% of the economic life of the generating facility, or

•	Present value of minimum lease payments exceeds 90% of the fair value of the generating facility at inception of the lease
In considering the above it was determined that all of Company’s PPAs are operating leases. ASC 840 requires the minimum lease payments received to be amortized over the term of the lease and contingent rentals are recorded when the achievement of the contingency becomes probable. Judgment is required by management in determining the economic life of each generating facility, in evaluating whether certain lease provisions constitute minimum payments or represent contingent rent and other factors in determining whether a contract contains a lease and whether the lease is an operating lease or capital lease.
Certain of these leases have no minimum lease payments and all of the rental income under these leases is recorded as contingent rent on an actual basis when the electricity is delivered. The contingent rental income recognized in the years ended December 31, 2015, 2014 and 2013 was $416 million, $296 million and $135 million, respectively.
Derivative Financial Instruments
The Company accounts for derivative financial instruments under ASC 815, Derivatives and Hedging, or ASC 815, which requires the Company to record all derivatives on the balance sheet at fair value unless they qualify for a NPNS exception. Changes in the fair value of non-hedge derivatives are immediately recognized in earnings. Changes in the fair value of derivatives accounted for as hedges, if elected for hedge accounting, are either:

•	Recognized in earnings as an offset to the changes in the fair value of the related hedged assets, liabilities and firm commitments; or

•	Deferred and recorded as a component of accumulated OCI until the hedged transactions occur and are recognized in earnings.

The Company's primary derivative instruments are power sales contracts used to mitigate variability in earnings due to fluctuations in market prices, fuels purchase contracts used to control customer reimbursable fuel cost, and interest rate instruments used to mitigate variability in earnings due to fluctuations in interest rates. On an ongoing basis, the Company assesses the effectiveness of all derivatives that are designated as hedges for accounting purposes in order to determine that each derivative continues to be highly effective in offsetting changes in fair values or cash flows of hedged items. Internal analyses that measure the statistical correlation between the derivative and the associated hedged item determine the effectiveness of such a contract designated as a hedge. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting will be discontinued prospectively. In this case, the gain or loss previously deferred in accumulated OCI would be frozen until the underlying hedged item is delivered unless the transaction being hedged is no longer probable of occurring in which case the amount in OCI would be immediately reclassified into earnings. If the derivative instrument is terminated, the effective portion of this derivative deferred in accumulated OCI will be frozen until the underlying hedged item is delivered.
Revenues and expenses on contracts that qualify for the NPNS exception are recognized when the underlying physical transaction is delivered. While these contracts are considered derivative financial instruments under ASC 815, they are not recorded at fair value, but on an accrual basis of accounting. If it is determined that a transaction designated as NPNS no longer meets the scope exception, the fair value of the related contract is recorded on the balance sheet and immediately recognized through earnings.
Concentrations of Credit Risk
Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable, notes receivable and derivative instruments, which are concentrated within entities engaged in the energy and financial industry. These industry concentrations may impact the overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. In addition, many of the Company's projects have only one customer. However, the Company believes that the credit risk posed by industry concentration is offset by the diversification and creditworthiness of its customer base. See Note 6, Fair Value of Financial Instruments, for a further discussion of derivative concentrations and Note 12, Segment Reporting, for concentration of counterparties.
Fair Value of Financial Instruments
The carrying amount of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, intercompany accounts payable and receivable, and accrued expenses and other liabilities approximate fair value because of the short-term maturity of these instruments. See Note 6, Fair Value of Financial Instruments, for a further discussion of fair value of financial instruments.
Asset Retirement Obligations
Asset retirement obligations, or AROs, are accounted for in accordance with ASC 410-20, Asset Retirement Obligations, or ASC 410-20. Retirement obligations associated with long-lived assets included within the scope of ASC 410-20 are those for which a legal obligation exists under enacted laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing and/or method of settlement may be conditional on a future event. ASC 410-20 requires an entity to recognize the fair value of a liability for an ARO in the period in which it is incurred and a reasonable estimate of fair value can be made.
Upon initial recognition of a liability for an ARO, the asset retirement cost is capitalized by increasing the carrying amount of the related long-lived asset by the same amount. Over time, the liability is accreted to its future value, while the capitalized cost is depreciated over the useful life of the related asset. The Company's asset retirement obligations were $43 million and $32 million as of December 31, 2015, and 2014, respectively. The Company records AROs as part of other non-current liabilities on its balance sheet.

Guarantees
The Company enters into various contracts that include indemnification and guarantee provisions as a routine part of its business activities. Examples of these contracts include EPC agreements, operation and maintenance agreements, service agreements, commercial sales arrangements and other types of contractual agreements with vendors and other third parties, as well as affiliates. These contracts generally indemnify the counterparty for tax, environmental liability, litigation and other matters, as well as breaches of representations, warranties and covenants set forth in these agreements. Because many of the guarantees and indemnities the Company issues to third parties and affiliates do not limit the amount or duration of its obligations to perform under them, there exists a risk that the Company may have obligations in excess of the amounts agreed upon in the contracts mentioned above. For those guarantees and indemnities that do not limit the liability exposure, it may not be able to estimate what the liability would be, until a claim is made for payment or performance, due to the contingent nature of these contracts.
Investments Accounted for by the Equity Method
The Company has investments in eight energy projects accounted for by the equity method, three of which are VIEs, where the Company is not a primary beneficiary, and two of which are owned by a subsidiary that is consolidated as a VIE, as described in Note 5, Investments Accounted for by the Equity Method and Variable Interest Entities. The equity method of accounting is applied to these investments in affiliates because the ownership structure prevents the Company from exercising a controlling influence over the operating and financial policies of the projects. Under this method, equity in pre-tax income or losses of the investments is reflected as equity in earnings of unconsolidated affiliates.
Sale Leaseback Arrangements
The Company is party to sale-leaseback arrangements that provide for the sale of certain assets to a third party and simultaneous leaseback to the Company. In accordance with ASC 840-40, Sale-Leaseback Transactions, if the seller-lessee retains, through the leaseback, substantially all of the benefits and risks incident to the ownership of the property sold, the sale-leaseback transaction is accounted for as a financing arrangement. An example of this type of continuing involvement would include an option to repurchase the assets or the buyer-lessor having the option to sell the assets back to the Company. This provision is included in most of the Company’s sale-leaseback arrangements. As such, the Company accounts for these arrangements as financings.
Under the financing method, the Company does not recognize as income any of the sale proceeds received from the lessor that contractually constitutes payment to acquire the assets subject to these arrangements. Instead, the sale proceeds received are accounted for as financing obligations and leaseback payments made by the Company are allocated between interest expense and a reduction to the financing obligation. Interest on the financing obligation is calculated using the Company’s incremental borrowing rate at the inception of the arrangement on the outstanding financing obligation. Judgment is required to determine the appropriate borrowing rate for the arrangement and in determining any gain or loss on the transaction that would be recorded either at the end of or over the lease term.
Business Combinations
The Company accounts for its business combinations in accordance with ASC 805, Business Combinations, or ASC 805. ASC 805 requires an acquirer to recognize and measure in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at fair value at the acquisition date. It also recognizes and measures the goodwill acquired or a gain from a bargain purchase in the business combination and determines what information to disclose to enable users of an entity's financial statements to evaluate the nature and financial effects of the business combination. In addition, transaction costs are expensed as incurred.
Use of Estimates
The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during the reporting period. Actual results could be different from these estimates.
In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, tax provisions, uncollectible accounts, environmental liabilities, acquisition accounting and legal costs incurred in connection with recorded loss contingencies, among others. As better information becomes available or actual amounts are determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

Tax Equity Arrangements
Certain portions of the Company’s noncontrolling interests in subsidiaries represent third-party interests in the net assets under certain tax equity arrangements, which are consolidated by the Company, that have been entered into to finance the cost of wind facilities eligible for certain tax credits. Additionally, certain portions of the Company’s investments in unconsolidated affiliates reflect the Company’s interests in tax equity arrangements, that are not consolidated by the Company, that have been entered into to finance the cost of distributed solar energy systems under operating leases or PPAs eligible for certain tax credits. The Company has determined that the provisions in the contractual agreements of these structures represent substantive profit sharing arrangements. Further, the Company has determined that the appropriate methodology for calculating the noncontrolling interest and investment in unconsolidated affiliates that reflects the substantive profit sharing arrangements is a balance sheet approach utilizing the hypothetical liquidation at book value, or HLBV, method. Under the HLBV method, the amounts reported as noncontrolling interests and investment in unconsolidated affiliates represent the amounts the investors to the tax equity arrangements would hypothetically receive at each balance sheet date under the liquidation provisions of the contractual agreements, assuming the net assets of the funding structures were liquidated at their recorded amounts determined in accordance with U.S. GAAP. The investors’ interests in the results of operations of the funding structures are determined as the difference in noncontrolling interests and investment in unconsolidated affiliates at the start and end of each reporting period, after taking into account any capital transactions between the structures and the funds’ investors. The calculations utilized to apply the HLBV method include estimated calculations of taxable income or losses for each reporting period.

Reclassifications
Certain prior-year amounts have been reclassified for comparative purposes.
Recent Accounting Developments
ASU 2016-01 — In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, or ASU No. 2016-01. The amendments of ASU No. 2016-01 eliminate available-for-sale classification of equity investments and require that equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be generally measured at fair value with changes in fair value recognized in net income.  Further, the amendments require that financial assets and financial liabilities to be presented separately in the notes to the financial statements, grouped by measurement category and form of financial asset.  The guidance in ASU No. 2016-01 is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those annual periods. The Company is currently evaluating the impact of the standard on the Company's results of operations, cash flows and financial position.
ASU 2015-17 — In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, or ASU No. 2015-17. The amendments of ASU No. 2015-17 require that deferred tax liabilities and assets, as well as any related valuation allowance, be presented as noncurrent in a classified statement of financial position. The guidance in ASU No. 2015-17 is effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those annual periods. The amendments may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Early adoption is permitted. The Company adopted the standard for the year ended December 31, 2015, and elected to apply the amendments retrospectively. The adoption did not have any impact on the Company's results of operations, cash flows, or net assets.
ASU 2015-16 — In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments, or ASU No. 2015-16. The amendments of ASU No. 2015-16 require that an acquirer recognize measurement period adjustments to the provisional amounts recognized in a business combination in the reporting period during which the adjustments are determined. Additionally, the amendments of ASU No. 2015-16 require the acquirer to record in the same period's financial statements the effect on earnings of changes in depreciation, amortization or other income effects, if any, as a result of the measurement period adjustment, calculated as if the accounting had been completed at the acquisition date as well as disclosing on either the face of the income statement or in the notes the portion of the amount recorded in current period earnings that would have been recorded in previous reporting periods. The guidance in ASU No. 2015-16 is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. The amendments should be applied prospectively. The adoption of this standard is not expected to have a material impact on the Company's results of operations, cash flows or financial position.
ASU 2015-03 and ASU 2015-15 — In April 2015, the FASB issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, or ASU No. 2015-03. The amendments of ASU No. 2015-03 were issued to reduce complexity in the balance sheet presentation of debt issuance costs. ASU No. 2015-03 requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of debt liability, consistent with debt discounts or premiums. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this standard. Additionally, in August 2015, the FASB issued ASU No. 2015-15, Interest - Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, or ASU No. 2015-15, as ASU No. 2015-03 did not specifically address presentation or subsequent measurement of debt issuance costs related to line-of-credit arrangements. ASU No. 2015-15 allows an entity to continue to defer and present debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The guidance in ASU No. 2015-03 and ASU No. 2015-15 is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted for financial statements that have not been previously issued. The Company adopted ASU No. 2015-03 for the year ended December 31, 2015, which resulted in decreases to other assets and debt of $63 million and $69 million as of December 31, 2015, and December 31, 2014, respectively. The adoption of this standard had no impact on the Company's results of operations, cash flows or net assets.
ASU 2015-02 — In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, or ASU No. 2015-02. The amendments of ASU No. 2015-02 were issued in an effort to minimize situations under previously existing guidance in which a reporting entity was required to consolidate another legal entity in which that reporting entity did not have: (1) the ability through contractual rights to act primarily on its own behalf; (2) ownership of the majority of the legal entity's voting rights; or (3) the exposure to a majority of the legal entity's economic benefits. ASU No. 2015-02 affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. The guidance in ASU No. 2015-02 is effective for periods beginning after December 15, 2015. Early adoption is permitted. The Company adopted the standard effective January 1, 2015 and the adoption of this standard did not impact the Company's results of operations, cash flows or financial position.
ASU 2014-16 - In November 2014, the FASB issued ASU No. 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity, or ASU No. 2014-16. The amendments of ASU No. 2014-16 clarify how U.S. GAAP should be applied in determining whether the nature of a host contract is more akin to debt or equity and in evaluating whether the economic characteristics and risks of an embedded feature are "clearly and closely related" to its host contract. The guidance in ASU No. 2014-16 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. The Company adopted the standard effective January 1, 2015 and the adoption of this standard did not impact the Company's results of operations, cash flows or financial position.
ASU 2014-09 - In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), or ASU No. 2014-09.  The amendments of ASU No. 2014-09 complete the joint effort between the FASB and the International Accounting Standards Board, or IASB, to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards, or IFRS, and to improve financial reporting.  The guidance in ASU No. 2014-09 provides that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for the goods or services provided and establishes the following steps to be applied by an entity: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies the performance obligation.  In August 2015, the FASB issued ASU 2015-14, which formally deferred the effective date by one year to make the guidance of ASU No. 2014-09 effective for annual reporting periods beginning after December 15, 2017, including interim reports therein. Early adoption is permitted, but not prior to the original effective date, which was for annual reporting periods beginning after December 15, 2016. The Company is currently evaluating the impact of the standard on the Company's results of operations, cash flows and financial position.

Note 3 — Business Acquisitions
2016 Acquisitions
CVSR Drop Down from NRG

On September 1, 2016, the Company acquired the remaining 51.05% interest of CVSR Holdco LLC, which indirectly owns the CVSR solar facility, from NRG, or the CVSR Drop Down, for total cash consideration of $78.5 million, subject to working capital adjustments. The acquisition was funded with cash on hand.
The assets and liabilities transferred to the Company relate to interests under common control by NRG and were recorded at historical cost in accordance with ASC 805-50, Business Combinations - Related Issues. The difference between the cash paid and historical value of the entities' equity was recorded as a contribution from NRG with the offset to noncontrolling interest.

Because the transaction constituted a transfer of net assets under common control, the guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control. Prior to the transaction, the Company recorded its 48.95% interest in CVSR as an equity method investment. In connection with the retrospective adjustment of prior periods, the Company has removed the equity method investment from all prior periods and adjusted its financial statements to reflect its results of operations, financial position and cash flows as if it had consolidated CVSR from the beginning of the financial statement period.

In connection with the acquisition and prior to close of the transaction, a $68 million net receivable resulting from the litigation with SunPower, as described in Note 2, Summary of Significant Accounting Policies, was transferred to NRG as a reduction to its ownership interest in the Company.

2015 Acquisitions
November 2015 Drop Down Assets from NRG
On November 3, 2015, the Company acquired 75% of the Class B interests of NRG Wind TE Holdco, or the November 2015 Drop Down Assets, which owns a portfolio of 12 wind facilities totaling 814 net MW, from NRG for cash consideration of $209 million, subject to working capital adjustments. In February 2016, NRG made a final working capital payment of $2 million, reducing total cash consideration to $207 million. The Company is responsible for its pro-rata share of non-recourse project debt of $193 million and noncontrolling interest associated with a tax equity structure of $159 million (as of the acquisition date).
The Company funded the acquisition with borrowings from its revolving credit facility. The assets and liabilities transferred to the Company relate to interests under common control by NRG and were recorded at historical cost in accordance with ASC 805-50, Business Combinations - Related Issues. The difference between the cash paid and historical value of the entities' equity was recorded as a distribution from NRG with the offset to noncontrolling interest. Because the transaction constituted a transfer of net assets under common control, the guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control.
The Class A interests of NRG Wind TE Holdco are owned by a tax equity investor, or TE Investor, who receives 99% of allocations of taxable income and other items until the flip point, which occurs when the TE Investor obtains a specified return on its initial investment, at which time the allocations to the TE Investor change to 8.53%. The Company generally receives 75% of CAFD until the flip point, at which time the allocations to the Company of CAFD change to 68.60%. If the flip point has not occurred by a specified date, 100% of CAFD is allocated to the TE Investor until the flip point occurs. NRG Wind TE Holdco is a VIE and the Company is the primary beneficiary, through its position as managing member, and consolidates NRG Wind TE Holdco.
The following is a summary of assets and liabilities transferred in connection with the acquisition as of November 3, 2015:

NRG Wind TE Holdco
(In millions)
Current assets	$30
Property, plant and equipment	669
Non-current assets	177
Total assets	876

Debt	193
Other current and non-current liabilities	32
Total liabilities	225
Less: noncontrolling interest	282
Net assets acquired	$369

The following table presents the historical information summary combining the financial information for the November 2015 Drop Down Assets transferred in connection with the acquisition:

	December 31, 2014
	As adjusted (a)		NRG Wind TE Holdco		As Currently Reported

Current assets	$762	(b)	$66		$828
Property, plant and equipment	5,300		709		6,009
Non-current assets	1,773	(b)(c)	184		1,957
Total assets	7,835		959		8,794

Debt	5,533	(c)	198		5,731
Other current and non-current liabilities	310		21		331
Total liabilities	5,843		219		6,062
Net assets	$1,992		$740	(d)	$2,732

(a) Retrospectively adjusted as discussed in Note 1, Nature of Business.
(b) Retrospectively adjusted to reclassify deferred tax assets in accordance with ASU 2015-17, as further discussed in Note 2, Summary of Significant Accounting Policies.
(c) Retrospectively adjusted to reclassify deferred financing costs in accordance with ASU 2015-03, as further discussed in Note 2, Summary of Significant Accounting Policies.
(d) Net Assets for NRG Wind TE Holdco as of December 31, 2014, includes noncontrolling interest of $199 million attributable to the TE Investor and $135 million attributable to NRG.

	Year ended December 31, 2014
	As adjusted (a)	NRG Wind TE Holdco	As Currently Reported

Total operating revenues	$771	$57	$828
Operating income	312	(6)	306
Net income	121	(13)	108

(a) Retrospectively adjusted as discussed in Note 1, Nature of Business.

	Year ended December 31, 2013
	As adjusted (a)	NRG Wind TE Holdco	As Currently Reported

Total operating revenues	$426	$8	$434
Operating income	190	(9)	181
Net income	134	(9)	125

(a) Retrospectively adjusted as discussed in Note 1, Nature of Business.

Supplemental Pro Forma Information
As described above, the Company's acquisition of the November 2015 Drop Down Assets was accounted for as a transfer of entities under common control. The following unaudited supplemental pro forma information represents the results of operations as if the Company had acquired the November 2015 Drop Down Assets on January 1, 2014, including the impact of acquisition accounting with respect to NRG's acquisition of the projects, all of which were acquired by NRG on April 1, 2014, except for Elbow Creek. All net income or losses prior to the Company's acquisition of the projects is reflected as attributable to NRG and, accordingly, no pro forma impact to earnings per Class A and Class C common share was calculated.

(In millions)	For the year ended December 31, 2014

Operating revenues	$850
Net income	110
Since the acquisition date, the November 2015 Drop Down Assets contributed $14 million in operating revenues and $1 million in net income.
Desert Sunlight — On June 29, 2015, the Company acquired 25% of the membership interest in Desert Sunlight Investment Holdings, LLC, which owns two solar photovoltaic facilities that total 550 MW, located in Desert Center, California from EFS Desert Sun, LLC, an affiliate of GE Energy Financial Services for a purchase price of $285 million. Power generated by the facilities is sold to Southern California Edison and Pacific Gas and Electric under long-term PPAs with approximately 20 years and 25 years of remaining contract life, respectively. The Company accounts for its 25% investment as an equity method investment.
Spring Canyon — On May 7, 2015, the Company acquired a 90.1% interest in Spring Canyon II, a 32 MW wind facility, and Spring Canyon III, a 28 MW wind facility, each located in Logan County, Colorado, from Invenergy Wind Global LLC. The purchase price was funded with cash on hand. Power generated by Spring Canyon II and Spring Canyon III is sold to Platte River Power Authority under long-term PPAs, each with approximately 24 years of remaining contract life.
University of Bridgeport Fuel Cell — On April 30, 2015, the Company completed the acquisition of the University of Bridgeport Fuel Cell project in Bridgeport, Connecticut from FuelCell Energy, Inc. The project added an additional 1.4 MW of thermal capacity to the Company's portfolio, with a 12-year contract, with the option for a 7-year extension. The acquisition is reflected in the Company's Thermal segment.
January 2015 Drop Down Assets from NRG — On January 2, 2015, the Company acquired the following projects from NRG: (i) Laredo Ridge, an 80 MW wind facility located in Petersburg, Nebraska, (ii) Tapestry, which includes Buffalo Bear, a 19 MW wind facility in Buffalo, Oklahoma; Taloga, a 130 MW wind facility in Putnam, Oklahoma; and Pinnacle, a 55 MW wind facility in Keyser, West Virginia, and (iii)  Walnut Creek, a 485 MW natural gas facility located in City of Industry, California, for total cash consideration of $489 million, including $9 million for working capital, plus assumed project-level debt of $737 million. The Company funded the acquisition with cash on hand and drawings under its revolving credit facility. The assets and liabilities transferred to the Company relate to interests under common control by NRG and were recorded at historical cost in accordance with ASC 805-50, Business Combinations - Related Issues. The difference between the cash paid and the historical value of the entities' equity of $61 million, as well as $23 million of AOCL, was recorded as a distribution to NRG and reduced the balance of its noncontrolling interest. Since the transaction constituted a transfer of assets under common control, the guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control. NRG acquired the majority of EME's assets, including Laredo Ridge, Tapestry and Walnut Creek, on April 1, 2014.

Supplemental Pro Forma Information
As described above, the Company's acquisition of the January 2015 Drop Down Assets was accounted for as a transfer of entities under common control and all periods were retrospectively adjusted to reflect the entities as if they were transferred on the date the entities were under common control, which was April 1, 2014, the date NRG acquired Walnut Creek, Laredo Ridge and Tapestry. The following unaudited supplemental pro forma information represents the results of operations as if the Company had acquired the January 2015 Drop Down Assets on January 1, 2014, including the impact of acquisition accounting with respect to NRG's acquisition of the projects. While the financial statements have been retrospectively adjusted, all net income or losses prior to the Company's acquisition of the projects is reflected as attributable to NRG and accordingly, no pro forma impact to earnings per Class A and Class C common share was calculated.

(In millions)	For the year ended December 31, 2014

Operating revenues	$854
Net income	101
Since the acquisition date, the January 2015 Drop Down Assets contributed $144 million in operating revenues and $44 million in net income.
2014 Acquisitions
Alta Wind Portfolio Acquisition — On August 12, 2014, the Company acquired 100% of the membership interests of Alta Wind Asset Management Holdings, LLC, Alta Wind Company, LLC, Alta Wind X Holding Company, LLC and Alta Wind XI Holding Company, LLC, which collectively own seven wind facilities that total 947 MW located in Tehachapi, California, and a portfolio of associated land leases, or the Alta Wind Portfolio. Power generated by the Alta Wind Portfolio is sold to Southern California Edison under long-term PPAs with 21 years of remaining contract life for Alta I-V. The Alta Wind X and XI PPAs began in 2016 with a term of 22 years and sold energy and renewable energy credits on a merchant basis during the years ending December 31, 2014, and 2015.
The purchase price for the Alta Wind Portfolio was $923 million, which consisted of a base purchase price of $870 million, as well as a payment for working capital of $53 million, plus the assumption of $1.6 billion of non-recourse project-level debt. In order to fund the purchase price, the Company completed an equity offering of 12,075,000 shares of its Class A common stock at an offering price of $54.00 per share on July 29, 2014, which resulted in net proceeds of $630 million, after underwriting discounts and expenses. In addition, on August 5, 2014, NRG Yield Operating LLC issued $500 million of Senior Notes, which bear interest at a rate of 5.375% and mature in August 2024.
The acquisition was recorded as a business combination under ASC 805-50, with identifiable assets acquired and liabilities assumed provisionally recorded at their estimated fair values on the acquisition date. The accounting for the business combination was completed as of August 11, 2015, at which point the fair values became final. The following table summarizes the provisional amounts recognized for assets acquired and liabilities assumed as of December 31, 2014, as well as adjustments made through August 11, 2015, when the allocation became final.

The purchase price of $923 million was allocated as follows:

	Acquisition Date Fair Value at December 31, 2014	Measurement period adjustments	Revised Acquisition Date
	(In millions)
Assets
Cash	$22	$—	$22
Current and non-current assets	49	(2)	47
Property, plant and equipment	1,304	6	1,310
Intangible assets	1,177	(6)	1,171
Total assets acquired	2,552	(2)	2,550

Liabilities
Debt	1,591	—	1,591
Current and non-current liabilities	38	(2)	36
Total liabilities assumed	1,629	(2)	1,627
Net assets acquired	$923	$—	$923
The Company incurred and expensed acquisition-related transaction costs related to the acquisition of the Alta Wind Portfolio of $2 million for the year ended December 31, 2014.
June 2014 Drop Down Assets — On June 30, 2014, the Company acquired from NRG: (i) El Segundo, a 550 MW fast-start, gas-fired facility located in Los Angeles County, California; (ii) TA High Desert, a 20 MW solar facility located in Los Angeles County, California; and (iii) Kansas South, a 20 MW solar facility located in Kings County, California. The Company paid total cash consideration of $357 million, which represents a base purchase price of $349 million and $8 million of working capital adjustments. In addition, the acquisition included the assumption of $612 million of project-level debt. The assets and liabilities transferred to the Company relate to interests under common control by NRG and were recorded at historical cost in accordance with ASC 805-50. The difference between the cash proceeds and the historical value of the net assets was recorded as a distribution to NRG and reduced the balance of its noncontrolling interest. Since the transaction constituted a transfer of entities under common control, the guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the beginning of the financial statements period or the inception of common control (if later than the beginning of the financial statements period). Accordingly, the Company prepared its consolidated financial statements to reflect the transfer as if it had taken place from the beginning of the financial statements period.
2013 Acquisitions
Energy Systems — On December 31, 2013, NRG Energy Center Omaha Holdings, LLC, an indirect wholly owned subsidiary of NRG Yield LLC, acquired Energy Systems Company, or Energy Systems, for approximately $120 million. The acquisition was financed using cash on hand. Energy Systems is an operator of steam and chilled water thermal facilities that provides heating and cooling services to nonresidential customers in Omaha, Nebraska. The acquisition was recorded as a business combination under ASC 805, with identifiable assets acquired and liabilities assumed recorded at their fair values. The purchase price was primarily allocated to property, plant and equipment of $60 million, customer relationships of $59 million, and $1 million of working capital.

Note 4 — Property, Plant and Equipment
The Company’s major classes of property, plant, and equipment were as follows:

	December 31, 2015	December 31, 2014	Depreciable Lives
	(In millions)
Facilities and equipment	$6,480	$6,317	2 - 40 Years
Land and improvements	171	170
Construction in progress	9	9
Total property, plant and equipment	6,660	6,496
Accumulated depreciation	(782)	(487)
Net property, plant and equipment	$5,878	$6,009

Note 5 — Investments Accounted for by the Equity Method and Variable Interest Entities
Equity Method Investments
The following table summarizes the Company's equity method investments as of December 31, 2015:

Name	Economic Interest	Investment Balance
		(In millions)
Desert Sunlight	25%	291
GenConn(a)(b)	50%	110
Elkhorn Ridge(c)	50.3%	96
San Juan Mesa(c)	56.3%	80
NRG DGPV Holdco 1 LLC(d)	95%	71
NRG RPV Holdco 1 LLC(e)	95%	58
Avenal(b)	50%	(9)

(a) GenConn is a variable interest entity.
(b) The Company's interest in GenConn and Avenal increased from 49.95% to 50% on September 30, 2015.
(c) San Juan Mesa and Elkhorn Ridge are part of the TE Wind Holdco tax equity structure, as described below. San Juan Mesa and Elkhorn Ridge are owned 75% and 66.7%, respectively, by TE Wind Holdco. The Company owns 75% of the Class B interests in TE Wind Holdco.
(d) NRG DGPV Holdco 1 LLC is a tax equity structure and is a VIE. The related allocations are described below.
(e) NRG RPV Holdco 1 LLC is a tax equity structure and is a VIE. The related allocations are described below.

As of December 31, 2015 the Company had no undistributed earnings from its equity method investments. As of December 31, 2014, the Company had $10 million of undistributed earnings from its equity method investments.
The Company acquired its interest in Desert Sunlight on June 30, 2015, for $285 million, which resulted in a difference between the purchase price and the basis of the acquired assets and liabilities of $171 million. The difference is attributable to the fair value of the property, plant and equipment and power purchase agreements. The Company is amortizing the related basis difference to equity in earnings (losses) over the related useful life of the underlying assets acquired.
Non-recourse project-level debt of unconsolidated affiliates
The Company's pro-rata share of non-recourse debt held by unconsolidated affiliates was approximately $454 million as of December 31, 2015.

Avenal — The Company owns a 50% equity interest in Avenal, which consists of three solar PV projects in Kings County, California totaling approximately 45 MWs. Eurus Energy owns the remaining 50% of Avenal. Power generated by the projects is sold under a 20-year PPA. On September 22, 2010, Avenal entered into a $35 million promissory note facility with the Company. Amounts drawn under the promissory note facility accrue interest at 4.5% per annum. Also, on September 22, 2010, Avenal entered into a $209 million financing arrangement with a syndicate of banks, or the Avenal Facility. As of December 31, 2015, and 2014, Avenal had outstanding $143 million and $107 million, respectively, under the Avenal Facility.
GenConn — GenConn has a $237 million project note with an interest rate of 4.73% and a maturity date of July 2041 and a 5-year, $35 million working capital facility that matures in 2018 which can be used to issue letters of credit at an interest rate of 1.875% per annum. As of December 31, 2015, $220 million was outstanding under the note and $14 million was drawn on the working capital facility. The note is secured by all of the GenConn assets.
In March 2015, GenConn entered into a settlement agreement relating to a lawsuit it filed against the electrical contractor responsible for the design and installation of the 5X and 6X circuits at the GenConn Middletown facility and one of its subcontractors. The results of the settlement agreement are not expected to have a material impact on the Company's results of operations, cash flows or financial position.
Desert Sunlight — Desert Sunlight 250 and Desert Sunlight 300 each entered into three distinct tranches of debt. As of December 31, 2015, and 2014, Desert Sunlight had total debt outstanding of $1.1 billion and $1.5 billion, respectively, under the three tranches.
The following tables present summarized financial information for the Company's significant equity method investments:

	Year Ended December 31,
	2015	2014	2013
Income Statement Data:	(In millions)
GenConn
Operating revenues	78	82	80
Operating income	40	40	44
Net income	28	28	31
Desert Sunlight
Operating revenues	206
Operating income	124
Net income	73

		As of December 31,
		2015	2014
Balance Sheet Data:		(In millions)
GenConn
Current assets		36	33
Non-current assets		416	438
Current liabilities		16	20
Non-current liabilities		215	223
Desert Sunlight
Current assets		310
Non-current assets		1,435
Current liabilities		82
Non-current liabilities		1,086

Variable Interest Entities, or VIEs
Entities that are Consolidated
NRG Wind TE Holdco — On November 3, 2015, the Company acquired 75% of the Class B interests of NRG Wind TE Holdco, or the November 2015 Drop Down Assets, which owns a portfolio of 12 wind facilities totaling 814 net MW, from NRG for total cash consideration of $209 million, as described in Note 3, Business Acquisitions. In February 2016, NRG made a final working capital payment of $2 million, reducing total cash consideration to $207 million. NRG retained a 25% ownership of the Class B interest. The Class A interests of NRG Wind TE Holdco are owned by a tax equity investor, or TE Investor, who receives 99% of allocations of taxable income and other items until the flip point, which occurs when the TE Investor obtains a specified return on its initial investment, at which time the allocations to the TE Investor change to 8.53%. The Company generally receives 75% of CAFD until the flip point, at which time the allocations to the Company of CAFD change to 68.60%. If the flip point has not occurred by a specified date, 100% of CAFD is allocated to the TE Investor until the flip point occurs. NRG Wind TE Holdco is a VIE and the Company is the primary beneficiary, through its position as managing member, and consolidates NRG Wind TE Holdco. The Company utilizes the HLBV method to determine the net income or loss allocated to the TE Investor noncontrolling interest. Net income or loss attributable to the Class B interests is allocated to NRG's noncontrolling interest based on its 25% ownership interest.
Alta TE Holdco — On June 30, 2015, the Company sold an economic interest in Alta TE Holdco to a financial institution in order to monetize certain cash and tax attributes, primarily PTCs. The financial institution, or Alta Investor, receives 99% of allocations of taxable income and other items until the flip point, which occurs when the Alta Investor obtains a specified return on its initial investment, at which time the allocations to the Alta Investor change to 5%. The Company received 100% of CAFD through December 31, 2015, and subsequently will receive 94.34% until the flip point, at which time the allocations to the Company of CAFD will change to 97.12%, unless the flip point will not have occurred by a specified date, which would result in 100% of CAFD allocated to the Alta Investor until the flip point occurs. Alta TE Holdco is a VIE and the Company is the primary beneficiary through its position as managing member, and therefore consolidates Alta TE Holdco, with the Alta Investor's interest shown as noncontrolling interest. The Company utilizes the HLBV method to determine the net income or loss allocated to the noncontrolling interest. The net proceeds of $119 million are reflected as noncontrolling interest in the Company's balance sheet.
Spring Canyon — On May 7, 2015, the Company acquired a 90.1% of the Class B interests in Spring Canyon II, a 32 MW wind facility, and Spring Canyon III, a 28 MW wind facility, each located in Logan County, Colorado, from Invenergy Wind Global LLC. Invenergy owns 9.9% of the Class B interests. Prior to the acquisition date, the projects were financed with a partnership flip tax-equity structure with a financial institution, who owns the Class A interests, to monetize certain cash and tax attributes, primarily PTCs. Until the flip point, the Class A member will receive 34.81% of the cash distributions based on the projects’ production level and the Company and Invenergy will receive 65.19%. After the flip point, cash distributions are allocated 5% to the Class A member and 95% to the Company and Invenergy. Spring Canyon is a VIE and the Company is the primary beneficiary through its position as managing member, and therefore consolidates Spring Canyon. The Class A member and Invenergy's interests are shown as noncontrolling interest. The Company utilizes the HLBV method to determine the net income or loss allocated to the Class A member. Net Income or loss attributable to the Class B interests is allocated to Invenergy's noncontrolling interest based on its 9.9% ownership interest.
Summarized financial information for the Company's consolidated VIEs consisted of the following as of December 31, 2015:

(In millions)	NRG TE Wind Holdco	Alta Wind TE Holdco	Spring Canyon
Other current and non-current assets	$204	$18	$3
Property, plant and equipment	663	484	104
Intangible assets	2	287	—
Total assets	869	789	107
Current and non-current liabilities	220	10	5
Total liabilities	220	10	5
Noncontrolling interest	268	121	70
Net assets less noncontrolling interests	$381	$658	$32

Entities that are not Consolidated
The Company has interests in entities that are considered VIEs under ASC 810, Consolidation, but for which it is not considered the primary beneficiary.  The Company accounts for its interests in these entities under the equity method of accounting.
NRG DGPV Holdco 1 LLC — On May 8, 2015, NRG Yield DGPV Holding LLC, a subsidiary of the Company and NRG Renew DG Holdings LLC, a subsidiary of NRG, entered into a partnership by forming NRG DGPV Holdco 1 LLC, or DGPV Holdco 1, the purpose of which is to own or purchase solar power generation projects and other ancillary related assets from NRG Renew DG Holdings LLC, via intermediate funds, including: (i) a tax equity-financed portfolio of 10 recently completed community solar projects representing approximately 8 MW with a weighted average remaining PPA term of 20 years; and (ii) a tax equity-financed portfolio of approximately 12 commercial photovoltaic systems representing approximately 37 MW with a weighted average remaining PPA term of 19 years. The following illustrates the structure of DGPV Holdco:

NRG Renew DG Holdings LLC (subsidiary of NRG)
NRG Yield Operating LLC
5% of pre-flip(a) allocations/
95% of post-flip(a) allocations
Managing member
Consolidates DGPV Holdco
95% of pre-flip(a) allocations/
5% of post-flip(a) allocations
Investor member
DGPV Holdco 1
Seller of projects and maintenance services
Investment Funds

(a) Flip date occurs at the end of the month when NRG Yield Operating LLC, as the Class A member, is determined to have realized its specified rate of return.

As of December 31, 2015, the Company's investment in DGPV Holdco 1 related to the recently completed community solar projects was $17 million. Additionally, as of December 31, 2015, the Company's investment in DGPV Holdco 1 related to the commercial photovoltaic systems was $55 million, $44 million of which remained payable and is recorded in accounts payable — affiliate on the consolidated balance sheet at December 31, 2015. Both of these investments relate to the Company's $100 million commitment to distributed solar projects in partnership with NRG. The Company's maximum exposure to loss is limited to its equity investment.
NRG DGPV Holdco 2 LLC — On February 29, 2016, the Company and NRG entered into an additional partnership by forming NRG DGPV Holdco 2 LLC, or DGPV Holdco 2, to own or purchase solar power generation projects and other ancillary related assets from NRG Renew LLC or its subsidiaries, via intermediate funds.  Under this partnership, the Company committed to fund up to $50 million of capital.
NRG RPV Holdco 1 LLC — On April 9, 2015, NRG Yield RPV Holding LLC, a subsidiary of the Company and NRG Residential Solar Solutions LLC, a subsidiary of NRG, entered into a partnership by forming NRG RPV Holdco 1 LLC, or RPV Holdco, that will invest in and hold operating portfolios of residential solar assets developed by NRG Home Solar, a subsidiary of NRG, including: (i) an existing, unlevered portfolio of over 2,200 leases across nine states representing approximately 17 MW with a weighted average remaining lease term of approximately 17 years; and (ii) a tax equity-financed portfolio of approximately 5,700 leases representing approximately 40 MW, with an average lease term for the existing and new leases of approximately 17 to 20 years. The following illustrates the structure of RPV Holdco:

NRG Residential Solar Solutions, LLC (subsidiary of NRG)
NRG Yield Operating LLC
5% of pre-flip(a) allocations/
95% of post-flip(a) allocations
Managing member
Consolidates DGPV Holdco
95% of pre-flip(a) allocations/
5% of post-flip(a) allocations
Investor member
RPV Holdco
Maintenance and installation of systems
Investment Funds

(a) Flip date occurs at the end of the month when NRG Yield Operating LLC, as the Class A member, is determined to have realized its specified rate of return.

The Company invested $26 million in RPV Holdco in April 2015 related to the existing, unlevered portfolio of leases. The Company also invested $36 million of its $150 million commitment in the tax equity-financed portfolio through December 31, 2015. The Company's maximum exposure to loss is limited to its equity investment.
On February 29, 2016, the Company and NRG amended the RPV Holdco partnership to reduce the aggregate commitment of $150 million to $100 million in connection with the formation of DGPV Holdco 2.
On August 5, 2016, the Company and NRG amended the RPV Holdco partnership to further reduce the aggregate commitment of $100 million to $60 million in connection with NRG’s change in business model approach in the residential solar business.

Note 6 — Fair Value of Financial Instruments
For cash and cash equivalents, restricted cash, accounts receivable — affiliate, accounts receivable accounts payable, accounts payable — affiliate, accrued expenses and other liabilities, the carrying amount approximates fair value because of the short-term maturity of those instruments and are classified as Level 1 within the fair value hierarchy.
The estimated carrying amounts and fair values of the Company’s recorded financial instruments not carried at fair market value are as follows:

	As of December 31, 2015		As of December 31, 2014
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In millions)
Assets:
Notes receivable, including current portion	47	47	61	61
Liabilities:
Long-term debt, including current portion	5,656	5,538	5,800	5,886
The fair value of notes receivable and long-term debt are based on expected future cash flows discounted at market interest rates, or current interest rates for similar instruments and are classified as Level 3 within the fair value hierarchy.

Fair Value Accounting under ASC 820
ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

•	Level 1—quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

•	Level 2—inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•	Level 3—unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.
In accordance with ASC 820, the Company determines the level in the fair value hierarchy within which each fair value measurement in its entirety falls, based on the lowest level input that is significant to the fair value measurement.
Recurring Fair Value Measurements
The Company records its derivative assets and liabilities at fair market value on its consolidated balance sheet. There were no asset positions as of December 31, 2015. The following table presents assets and liabilities measured and recorded at fair value on the Company's consolidated balance sheets on a recurring basis and their level within the fair value hierarchy:

	As of December 31, 2015	As of December 31, 2014
	Fair Value (a)	Fair Value (a)
(In millions)	Level 2	Level 2
Derivative assets:
Commodity contracts	$—	$2
Interest rate contracts	—	2
Total assets	$—	4
Derivative liabilities:
Commodity contracts	$2	3
Interest rate contracts	98	126
Total liabilities	$100	$129

(a) There were no assets or liabilities classified as Level 1 or Level 3 as of December 31, 2015, and 2014.
Derivative Fair Value Measurements
The Company's contracts are non-exchange-traded and valued using prices provided by external sources. For the Company’s energy markets, management receives quotes from multiple sources. To the extent that multiple quotes are received, the prices reflect the average of the bid-ask mid-point prices obtained from all sources believed to provide the most liquid market for the commodity.
The fair value of each contract is discounted using a risk free interest rate. In addition, a credit reserve is applied to reflect credit risk, which for interest rate swaps, is calculated based on credit default swaps utilizing the bilateral method. For commodities, to the extent that NRG's net exposure under a specific master agreement is an asset, the Company uses the counterparty's default swap rate. If the exposure under a specific master agreement is a liability, the Company uses NRG's default swap rate. For interest rate swaps and commodities, the credit reserve is added to the discounted fair value to reflect the exit price that a market participant would be willing to receive to assume the liabilities or that a market participant would be willing to pay for the assets. As of December 31, 2015, the credit reserve resulted in a $1 million increase in fair value which is a gain in OCI. It is possible that future market prices could vary from those used in recording assets and liabilities and such variations could be material.

Concentration of Credit Risk
In addition to the credit risk discussion as disclosed in Note 2, Summary of Significant Accounting Policies, the following item is a discussion of the concentration of credit risk for the Company's financial instruments. Credit risk relates to the risk of loss resulting from non-performance or non-payment by counterparties pursuant to the terms of their contractual obligations. The Company monitors and manages credit risk through credit policies that include: (i) an established credit approval process; (ii) daily monitoring of counterparties' credit limits; (iii) the use of credit mitigation measures such as margin, collateral, prepayment arrangements, or volumetric limits; (iv) the use of payment netting agreements; and (v) the use of master netting agreements that allow for the netting of positive and negative exposures of various contracts associated with a single counterparty. Risks surrounding counterparty performance and credit could ultimately impact the amount and timing of expected cash flows. The Company seeks to mitigate counterparty risk by having a diversified portfolio of counterparties.
Counterparty credit exposure includes credit risk exposure under certain long-term agreements, including solar and other PPAs. As external sources or observable market quotes are not available to estimate such exposure, the Company estimates the exposure related to these contracts based on various techniques including but not limited to internal models based on a fundamental analysis of the market and extrapolation of observable market data with similar characteristics. Based on these valuation techniques, as of December 31, 2015, credit risk exposure to these counterparties attributable to the Company's ownership interests was approximately $2.8 billion for the next five years. The majority of these power contracts are with utilities with strong credit quality and public utility commission or other regulatory support, as further described in Note 12, Segment Reporting. However, such regulated utility counterparties can be impacted by changes in government regulations, which the Company is unable to predict.

Note 7 — Accounting for Derivative Instruments and Hedging Activities
ASC 815 requires the Company to recognize all derivative instruments on the balance sheet as either assets or liabilities and to measure them at fair value each reporting period unless they qualify for a NPNS exception. The Company may elect to designate certain derivatives as cash flow hedges, if certain conditions are met, and defer the effective portion of the change in fair value of the derivatives to accumulated OCI, until the hedged transactions occur and are recognized in earnings. The ineffective portion of a cash flow hedge is immediately recognized in earnings. For derivatives that are not designated as cash flow hedges or do not qualify for hedge accounting treatment, the changes in the fair value will be immediately recognized in earnings. Certain derivative instruments may qualify for the NPNS exception and are therefore exempt from fair value accounting treatment. ASC 815 applies to the Company's energy related commodity contracts and interest rate swaps.
Energy-Related Commodities
To manage the commodity price risk associated with its competitive supply activities and the price risk associated with wholesale power sales, the Company may enter into derivative hedging instruments, namely, forward contracts that commit the Company to sell energy commodities or purchase fuels in the future. The objectives for entering into derivatives contracts designated as hedges include fixing the price for a portion of anticipated future electricity sales and fixing the price of a portion of anticipated fuel purchases for the operation of its subsidiaries. As of December 31, 2015, the Company had forward contracts for the purchase of fuel commodities relating to the forecasted usage of the Company’s district energy centers extending through 2018. At December 31, 2015, these contracts were not designated as cash flow or fair value hedges.
Also, as of December 31, 2015, the Company had other energy-related contracts that did not meet the definition of a derivative instrument or qualified for the NPNS exception and were therefore exempt from fair value accounting treatment as follows:

•	Power tolling contracts through 2039, and

•	Natural gas transportation contracts through 2028.
Interest Rate Swaps
The Company is exposed to changes in interest rates through the issuance of variable rate debt. In order to manage interest rate risk, it enters into interest rate swap agreements.
As of December 31, 2015, the Company had interest rate derivative instruments on non-recourse debt extending through 2031, most of which are designated as cash flow hedges.

Volumetric Underlying Derivative Transactions
The following table summarizes the net notional volume buy/(sell) of the Company's open derivative transactions broken out by commodity as of December 31, 2015, and 2014:

		Total Volume
		December 31, 2015	December 31, 2014
Commodity	Units	(In millions)
Natural Gas	MMBtu	4	2
Interest	Dollars	$1,991	$3,059
The decrease in the interest rate position is primarily the result of settling the Alta X and Alta XI interest rate swaps in connection with the repayment of the outstanding project-level debt during the second quarter of 2015, as further described in Note 9, Long-term Debt.
Fair Value of Derivative Instruments
There were no derivative asset positions on the balance sheet as of December 31, 2015. The following table summarizes the fair value within the derivative instrument valuation on the balance sheet:

	Fair Value
	Derivative Assets	Derivative Liabilities
	December 31, 2014	December 31, 2015	December 31, 2014
	(In millions)
Derivatives Designated as Cash Flow Hedges:
Interest rate contracts current	$—	$34	$44
Interest rate contracts long-term	2	56	57
Total Derivatives Designated as Cash Flow Hedges	2	90	101
Derivatives Not Designated as Cash Flow Hedges:
Interest rate contracts current	—	3	5
Interest rate contracts long-term	—	5	20
Commodity contracts current	2	2	3
Total Derivatives Not Designated as Cash Flow Hedges	2	10	28
Total Derivatives	$4	$100	$129
The Company has elected to present derivative assets and liabilities on the balance sheet on a trade-by-trade basis and does not offset amounts at the counterparty master agreement level. As of December 31, 2015, there were no offsetting amounts at the counterparty master agreement level or outstanding collateral paid or received. As of December 31, 2014, there was no outstanding collateral paid or received. The following table summarizes the offsetting of derivatives by counterparty master agreement level as of December 31, 2014:

	Gross Amounts Not Offset in the Statement of Financial Position
As of December 31, 2014	Gross Amounts of Recognized Assets/Liabilities	Derivative Instruments	Net Amount
Commodity contracts:	(In millions)
Derivative assets	$2	$—	$2
Derivative liabilities	(3)	—	(3)
Total commodity contracts	(1)	—	(1)
Interest rate contracts:
Derivative assets	2	(2)	—
Derivative liabilities	(126)	2	(124)
Total interest rate contracts	(124)	—	(124)
Total derivative instruments	$(125)	$—	$(125)

Accumulated Other Comprehensive Loss
The following table summarizes the effects on the Company’s accumulated OCL balance attributable to interest rate swaps designated as cash flow hedge derivatives, net of tax:

	Year ended December 31,
	2015	2014	2013
	(In millions)
Accumulated OCL beginning balance	$(76)	$(16)	$(68)
Reclassified from accumulated OCL to income due to realization of previously deferred amounts	14	14	14
Mark-to-market of cash flow hedge accounting contracts	(21)	(74)	38
Accumulated OCL ending balance, net of income tax benefit of $16, $6 and $1, respectively	$(83)	$(76)	$(16)
Accumulated OCL attributable to noncontrolling interests	(56)	(67)	(16)
Accumulated OCL attributable to NRG Yield, Inc.	$(27)	$(9)	$—
Losses expected to be realized from OCL during the next 12 months, net of income tax benefit of $3	$14
Amounts reclassified from accumulated OCL into income and amounts recognized in income from the ineffective portion of cash flow hedges are recorded to interest expense. There was no ineffectiveness for the years ended December 31, 2015, 2014 and 2013.
Impact of Derivative Instruments on the Statements of Operations
The Company has interest rate derivative instruments that are not designated as cash flow hedges. The effect of interest rate hedges is recorded to interest expense. For the years ended December 31, 2015, and 2014, the impact to the consolidated statements of operations was a gain of $16 million and a loss of $22 million, respectively.

A portion of the Company’s derivative commodity contracts relates to its Thermal Business for the purchase of fuel commodities based on the forecasted usage of the thermal district energy centers. Realized gains and losses on these contracts are reflected in the fuel costs that are permitted to be billed to customers through the related customer contracts or tariffs and, accordingly, no gains or losses are reflected in the consolidated statements of operations for these contracts.
Commodity contracts also hedge the forecasted sale of power for the Elbow Creek wind facility. The effect of these commodity hedges is recorded to operating revenues. For the years ended December 31, 2015, and 2014, the impact to the consolidated statements of operations was an unrealized loss of $2 million and gain of $2 million respectively.
See Note 6, Fair Value of Financial Instruments, for discussion regarding concentration of credit risk.

Note 8 — Intangible Assets
Intangible Assets — The Company's intangible assets as of December 31, 2015, and 2014 primarily reflect intangible assets established from its business acquisitions and are comprised of the following:

•
Emission Allowances — These intangibles primarily consist of SO2 and NOx emission allowances established with the El Segundo and Walnut Creek acquisitions. These emission allowances are held-for-use and are amortized to cost of operations, with NOx allowances amortized on a straight-line basis and SO2 allowances amortized based on units of production.

•
Development rights — Arising primarily from the acquisition of solar businesses in 2010 and 2011, these intangibles are amortized to depreciation and amortization expense on a straight-line basis over the estimated life of the related project portfolio.

•
Customer contracts — Established with the acquisition of NRG Energy Center Phoenix, these intangibles represent the fair value at the acquisition date of contracts that primarily provide chilled water, steam and electricity to its customers. These contracts are amortized to revenues based on expected volumes.

•
Customer relationships — Established with the acquisition of NRG Energy Center Phoenix and NRG Energy Systems, these intangibles represent the fair value at the acquisition date of the businesses' customer base. The customer relationships are amortized to depreciation and amortization expense based on the expected discounted future net cash flows by year.

•
PPAs — Established predominantly with the acquisitions of the Alta Wind Portfolio, Walnut Creek, Tapestry and Laredo Ridge, these represent the fair value of the PPAs acquired. These will be amortized, generally on a straight-line basis, over the term of the PPA.

•
Leasehold Rights — Established with the acquisition of the Alta Wind Portfolio, this represents the fair value of contractual rights to receive royalty payments equal to a percentage of PPA revenue from certain projects. These will be amortized on a straight-line basis.

•
Other — Consists of the acquisition date fair value of the contractual rights to a ground lease for South Trent and to utilize certain interconnection facilities for Blythe, as well as land rights acquired in connection with the acquisition of Elbow Creek.

The following tables summarize the components of intangible assets subject to amortization:

Year ended December 31, 2015	Emission Allowances	Development Rights	Customer Contracts	Customer Relationships	PPAs	Leasehold Rights	Other	Total
		(In millions)
January 1, 2015	$16	$4	$15	$66	$1,269	$86	$6	$1,462
Other	(1)	—	—	—	(6)	—	—	(7)
December 31, 2015	15	4	15	66	1,263	86	6	1,455
Less accumulated amortization	(1)	(1)	(6)	(3)	(75)	(5)	(2)	(93)
Net carrying amount	$14	$3	$9	$63	$1,188	$81	$4	$1,362

Year ended December 31, 2014	Emission Allowances	Development Rights	Customer Contracts	Customer Relationships	PPAs	Leasehold Rights	Other	Total
	(In millions)
January 1, 2014	$8	$4	$15	$66	$14	$—	$6	$113
Acquisition of Alta Wind Portfolio	—	—	—	—	1,092	86	—	1,178
Transfer of January 2015 Drop Down Assets	7	—	—	—	160	—	—	167
Other	1	—	—	—	3	—	—	4
December 31, 2014	16	4	15	66	1,269	86	6	1,462
Less accumulated amortization	—	(1)	(5)	(2)	(26)	(2)	(2)	(38)
Net carrying amount	$16	$3	$10	$64	$1,243	$84	$4	$1,424
The Company recorded amortization of $55 million, $30 million and $4 million during the years ended December 31, 2015, 2014 and 2013. Of these amounts, $54 million and $29 million for the years ended December 31, 2015, and 2014, respectively, were recorded as contra-revenue. The following table presents estimated amortization of the Company's intangible assets for each of the next five years:

Year Ended December 31,	Total
(In millions)
2016	$70
2017	70
2018	71
2019	71
2020	71
The weighted average amortization period related to the intangibles acquired in the year ended December 31, 2015 was 18 years for other intangible assets.
Out-of-market contracts — The out-of-market contract liability represents the out-of-market value of the PPA for the Blythe solar project and Spring Canyon wind projects and the out-of-market value of the land lease for Alta Wind XI Holding Company, LLC, as of their respective acquisition dates. The Blythe solar project's liability of $5 million is recorded to other non-current liabilities and is amortized to revenue on a units-of-production basis over the twenty-year term of the agreement. Spring Canyon's liability of $3 million is recorded to other non-current liabilities and is amortized to revenue on a straight-line basis over the twenty-five year term of the agreement. The Alta Wind XI Holding Company, LLC's liability of $5 million is recorded to other non-current liabilities and is amortized to cost of operations on a straight-line basis over the term of the land lease. At December 31, 2015, accumulated amortization of out-of-market contracts was $3 million and amortization expense was $1 million for the year ended December 31, 2015.
Note 9 — Long-term Debt
The Company's borrowings, including short term and long term portions consisted of the following:

	December 31, 2015	December 31, 2014	Interest rate % (a)	Letters of Credit Outstanding at December 31, 2015
	(In millions, except rates)
Convertible Notes, due 2020 (b)	$266	$—	3.25
Convertible Notes, due 2019 (c)	330	326	3.5
Senior Notes, due 2024	500	500	5.375
NRG Yield LLC and NRG Yield Operating LLC Revolving Credit Facility, due 2019 (d)	306	—	L+2.75	$56
Project-level debt:
Alpine, due 2022	154	163	L+1.75	37
Alta Wind I, lease financing arrangement, due 2034	252	261	7.015	16
Alta Wind II, lease financing arrangement, due 2034	198	205	5.696	28
Alta Wind III, lease financing arrangement, due 2034	206	212	6.067	28
Alta Wind IV, lease financing arrangement, due 2034	133	138	5.938	19
Alta Wind V, lease financing arrangement, due 2035	213	220	6.071	31
Alta Wind X, due 2021	—	300	L+2.00	—
Alta Wind XI, due 2021	—	191	L+2.00	—
Alta Realty Investments, due 2031	33	34	7.00	—
Alta Wind Asset Management, due 2031	19	20	L+2.375	—
Avra Valley, due 2031	60	63	L+1.75	3
Blythe, due 2028	21	22	L+1.625	6
Borrego, due 2025 and 2038	72	75	L+ 2.50/5.65	5
CVSR, due 2037	793	815	2.339 - 3.775	—
El Segundo Energy Center, due 2023	485	506	L+1.625 - L+2.25	82
Energy Center Minneapolis, due 2017 and 2025	108	121	5.95 -7.25	—
Kansas South, due 2031	33	35	L+2.00	4
Laredo Ridge, due 2028	104	108	L+1.875	10
Marsh Landing, due 2017 and 2023	418	464	L+1.75 - L+1.875	22
PFMG and related subsidiaries financing agreement, due 2030	29	31	6.00	—
Roadrunner, due 2031	40	42	L+1.625	5
South Trent Wind, due 2020	62	65	L+1.625	10
TA High Desert, due 2020 and 2032	52	55	L+2.50/5.15	8
Tapestry Wind, due 2021	181	192	L+1.625	20
Viento, due 2023	189	196	L+2.75	27
Walnut Creek, due 2023	351	391	L+1.625	41
WCEP Holdings, due 2023	46	46	L+3.00	—
Other	2	3	various	—
Subtotal project-level debt:	4,254	4,974
Total debt	5,656	5,800
Less current maturities	264	245
Less deferred financing costs (e)	63	69
Total long-term debt	$5,329	$5,486

(a) As of December 31, 2015, L+ equals 3 month LIBOR plus x%, except for the NRG Marsh Landing term loan, Walnut Creek term loan, and NRG Yield LLC and Yield operating LLC Revolving Credit Facility where L+ equals 1 month LIBOR plus x% and Kansas South where L+ equals 6 month LIBOR plus x%.
(b) Net of discount of $21 million as of December 31, 2015.
(c) Net of discount of $15 million and $19 million as of December 31, 2015, and December 31, 2014, respectively.
(d) Applicable rate is determined by the Borrower Leverage Ratio, as defined in the credit agreement.
(e) Total net debt reflects the reclassification of deferred financing costs to reduce long-term debt as further described in Note 2, Summary of Significant Accounting Policies.
The financing arrangements listed above contain certain covenants, including financial covenants that the Company is required to be in compliance with during the term of the arrangement. As of December 31, 2015, the Company was in compliance with all of the required covenants.
The Company's pro-rata share of non-recourse debt held by unconsolidated affiliates was approximately $454 million as of December 31, 2015.
2020 Convertible Senior Notes
On June 29, 2015, the Company closed on its offering of $287.5 million aggregate principal amount of 3.25% Convertible Senior Notes due 2020, or the 2020 Convertible Notes.  The 2020 Convertible Notes are convertible, under certain circumstances, into the Company’s Class C common stock, cash or a combination thereof at an initial conversion price of $27.50 per Class C common share, which is equivalent to an initial conversion rate of approximately 36.3636 shares of Class C common stock per $1,000 principal amount of notes. Interest on the 2020 Convertible Notes is payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 2015. The 2020 Convertible Notes mature on June 1, 2020, unless earlier repurchased or converted in accordance with their terms. Prior to the close of business on the business day immediately preceding December 1, 2019, the 2020 Convertible Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. The 2020 Convertible Notes are guaranteed by NRG Yield Operating LLC and NRG Yield LLC.
The 2020 Convertible Notes are accounted for in accordance with ASC 470-20, Debt with Conversion and Other Options. Under ASC 470-20, issuers of convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement, are required to separately account for the liability (debt) and equity (conversion option) components. The application of ACS 470-20 resulted in the recognition of $23 million as the value for the equity component with the offset to debt discount. The debt discount is amortized to interest expense using the effective interest method over the term of the 2020 Convertible Notes.
As of December 31, 2015, the 2020 Convertible Notes were trading at approximately 86% of their face value, resulting in a total market value of $247 million compared to a carrying value of $266 million. The actual conversion value of the 2020 Convertible Notes is based on the product of the conversion rate and the market price of the Company's Class C common stock, as defined in the Convertible Debt indenture. As of December 31, 2015, the Company's Class C common stock closed at $14.76 per share, resulting in a pro forma conversion value for the Convertible Notes of approximately $154 million.
During the year ended December 31, 2015, the Company recorded the following expense in relation to the 2020 Convertible Notes at the effective rate of 5.10%:

(In millions)
Interest expense at 3.25% coupon rate	$5
Debt discount amortization	2
Debt issuance costs amortization	1
$8

2019 Convertible Senior Notes
During the first quarter of 2014, the Company closed on its offering of $345 million aggregate principal amount of 3.50% Convertible Notes due 2019, or the 2019 Convertible Notes. Interest on the 2019 Convertible Notes is payable semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 2014. The 2019 Convertible Notes were convertible, under certain circumstances, into the Company’s Class A common stock, cash or a combination thereof at an initial conversion price of $46.55 per Class A common share, which is equivalent to an initial conversion rate of approximately 21.4822 shares of Class A common stock per $1,000 principal amount of Convertible Notes. In connection with the Recapitalization, effective May 15, 2015, the conversion rate was adjusted to 42.9644 shares of Class A common stock per $1,000 principal amount of 2019 Convertible Notes in accordance with the terms of the related indenture. The 2019 Convertible Notes mature on February 1, 2019, unless earlier repurchased or converted in accordance with their terms. Prior to the close of business on the business day immediately preceding August 1, 2018, the 2019 Convertible Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. The 2019 Convertible Notes are guaranteed by NRG Yield Operating LLC and NRG Yield LLC.
The 2019 Convertible Notes are accounted for in accordance with ASC 470-20. The application of ACS 470-20 resulted in the recognition of $23 million as the value for the equity component with the offset to debt discount. The debt discount is amortized to interest expense using the effective interest method through February 2019.
As of December 31, 2015, the 2019 Convertible Notes were trading at approximately 92% of their face value, resulting in a total market value of $319 million compared to a carrying value of $330 million. The actual conversion value of the 2019 Convertible Notes is based on the product of the conversion rate and the market price of the Company's Class A common stock, as defined in the Convertible Debt indenture. As of December 31, 2015, the Company's Class A common stock closed at $13.91 per share, resulting in a pro forma conversion value for the Convertible Notes of approximately $206 million.
During the year ended December 31, 2015, the Company recorded the following expense in relation to the 2019 Convertible Notes at the effective rate of 5.00%:

(In millions)
Interest expense at 3.5% coupon rate	$12
Debt discount amortization	4
Debt issuance costs amortization	2
$18

NRG Yield Operating LLC 2024 Senior Notes
On August 5, 2014, NRG Yield Operating LLC issued $500 million of senior unsecured notes, or the 2024 Senior Notes. The 2024 Senior Notes bear interest at 5.375% and mature in August 2024. Interest on the notes is payable semi-annually on February 15 and August 15 of each year, and commenced on February 15, 2015. The 2024 Senior Notes are senior unsecured obligations of NRG Yield Operating LLC and are guaranteed by NRG Yield LLC, and by certain of NRG Yield Operating LLC’s wholly owned current and future subsidiaries.
NRG Yield Operating LLC 2026 Senior Notes
On August 18, 2016, NRG Yield Operating LLC issued $350 million of senior unsecured notes, or the 2026 Senior Notes. The 2026 Senior Notes bear interest at 5.00% and mature on September 15, 2026. Interest on the notes is payable semi-annually on March 15 and September 15 of each year, and commence on March 15, 2017. The 2026 Senior Notes are senior unsecured obligations of NRG Yield Operating LLC and are guaranteed by NRG Yield LLC, and by certain of Yield Operating LLC’s wholly owned current and future subsidiaries. A portion of proceeds of the 2026 Senior Notes were used to repay the revolving credit facility in full.

NRG Yield LLC and NRG Yield Operating LLC Revolving Credit Facility
In connection with the Company's initial public offering of Class A common stock in July 2013, as further described in Note 1, Nature of Business, NRG Yield LLC and NRG Yield Operating LLC entered into a senior secured revolving credit facility, or the Yield Credit Facility, which was amended on June 26, 2015, to, among other things, increase the availability to $495 million. The Company's revolving credit facility can be used for cash or for the issuance of letters of credit.
On November 3, 2015, the Company borrowed $209 million from the revolving credit facility to finance the acquisition of the November 2015 Drop Down Assets as discussed in Note 3, Business Acquisitions. On December 14, 2015, the Company borrowed $45 million from the revolving credit facility to fund dividend payments and tax equity contributions. As of December 31, 2015, $306 million of borrowings and $56 million of letters of credit were outstanding.
The Company borrowed $60 million from the revolving credit facility and repaid $366 million during the eight months ended August 31, 2016. The repayments included the Company's pro rata proceeds of $97.5 million from the CVSR Holdco Financing Arrangement, as described below, along with $28 million of cash on hand. Additionally, in August 2016, the Company used a portion of its proceeds from the 2026 Senior Notes to pay the remaining revolver balance of $193 million in full as described above. There have been no further borrowings and $63 million of letters of credit were outstanding as of September 1, 2016.
Project - level Debt
El Segundo Credit Agreement
On August 23, 2011, NRG West Holdings LLC, or West Holdings, entered into a credit agreement with a group of lenders in respect to the El Segundo project, or the El Segundo Credit Agreement. The El Segundo Credit Agreement is comprised of a $540 million two tranche construction loan facility with additional facilities for the issuance of letters of credit or working capital loans and is secured by the assets of West Holdings.
The two tranche construction loan facility consists of the $480 million Tranche A Construction Facility, or the Tranche A Facility, and the $60 million Tranche B Construction Facility, or the Tranche B Facility, both of which mature in August 2023 and convert to a term loan. On May 29, 2015, NRG West Holdings amended its financing agreement to increase borrowings under the Tranche A facility by $5 million and to reduce the related interest rate to LIBOR plus an applicable margin of 1.625% from May 29, 2015, to August 31, 2017, LIBOR plus an applicable margin of 1.75% from September 1, 2017, to August 31, 2020, and LIBOR plus 1.875% from September 1, 2020, through the maturity date; to reduce the Tranche B loan interest rate to LIBOR plus an applicable margin of 2.250% from May 29, 2015, to August 31, 2017, LIBOR plus 2.375% from September 1, 2017, to August 31, 2020, and LIBOR plus an applicable margin of 2.50% from September 1, 2020, through the maturity date and to reduce the working capital facility by $9 million. The proceeds of the increased borrowing were used to pay costs associated with the refinancing. Further, the amendment resulted in a $7 million loss on debt extinguishment. The Tranche A and Tranche B Facilities amortize based upon a predetermined schedule over the term of the loan with the balance payable at maturity. The construction loan converted to a term loan on January 28, 2014.
The El Segundo Credit Agreement also provides for the issuance of letters of credit and working capital loans to support the El Segundo project's collateral needs. This includes letter of credit facilities on behalf of El Segundo of up to $90 million in support of the PPA, up to $48 million in support of the collateral agent, and a working capital facility which permits loans or the issuance of letters of credit of up to $10 million.
Alta Wind Financing Arrangements
On June 30, 2015, Yield Operating LLC entered into a tax equity financing arrangement through which it received $119 million in net proceeds, as described in Note 5, Investments Accounted for by the Equity Method and Variable Interest Entities. These proceeds, as well as proceeds obtained from the June 29, 2015, Yield, Inc. common stock issuance, as described in Note 1, Nature of Business, and the 2020 Convertible Notes issuance, as described above, were utilized to repay all of the project indebtedness associated with the Alta Wind X and Alta Wind XI wind facilities outstanding as of that date. The Company also settled interest rate swaps associated with the project level debt for the Alta Wind X and Alta Wind XI wind facilities at a value of $17 million.
Avenal
On March 18, 2015, Avenal, one of the Company's equity method investments, amended its credit agreement to increase its borrowings by $43 million and to reduce the related interest rate from 6 month LIBOR plus an applicable margin of 2.25% to 6 month LIBOR plus 1.75% from March 18, 2015, through March 17, 2022, 6 month LIBOR plus 2.00% from March 18, 2022, through March 17, 2027, and 6 month LIBOR plus 2.25% from March 18, 2027, through the maturity date.  As a result of the credit agreement amendment, the Company received net proceeds of $20 million after fees from its 49.95% ownership in Avenal. Effective September 30, 2015, the Company increased its ownership to 50% by acquiring an additional 0.05% membership interest in Avenal.

Viento
On July 11, 2013, Viento entered into a credit agreement with lenders for a $200 million term loan with a maturity date of July 11, 2023 and a working capital facility in the amount of $9 million. The interest rate is 6 month LIBOR plus 2.75% until July 11, 2017 when it increases to LIBOR plus 3.00%. On July 11, 2021 it increases to LIBOR plus 3.25% through the maturity date. As of December 31, 2015, $189 million was outstanding under the term loan, nothing was outstanding under the working capital facility, and $27 million of letters of credit were issued.
CVSR
In 2011, High Plains Ranch II, LLC, the direct owner of CVSR, entered into the CVSR Financing Agreement with the FFB to borrow up to $1.2 billion to fund the costs of constructing the solar facility. The CVSR Financing Agreement matures in 2037 and the loans provided by the FFB are guaranteed by the U.S. DOE. Amounts borrowed under the CVSR Financing Agreement accrue interest at a fixed rate based on U.S. Treasury rates plus a spread of 0.375% and are secured by the assets of CVSR. As of December 31, 2015, and 2014, $793 million and $815 million, respectively, were outstanding under the loan. The U.S. Treasury Department awarded cash grants on the CVSR project of $307 million ($285 million net of sequestration), which is approximately 75% of the cash grant amount for which the Company had applied. The cash grant proceeds were used to pay the outstanding balance of the bridge loan due in February 2014 and the remaining amount was used to pay a portion of the outstanding balance on the bridge loan due in August 2014. The remaining balance of the bridge loan due in August 2014 was paid by SunPower.
On July 15, 2016, CVSR Holdco LLC, the indirect owner of the CVSR project, issued $200 million of senior secured notes that bear interest at 4.68% and mature on March 31, 2037.  Interest on the notes is payable semi-annually on March 31 and September 30 of each year, and commence on September 30, 2016. Net proceeds were distributed to the Company and NRG based on the ownership as of July 15, 2016, and accordingly, the Company received net proceeds of $97.5 million.
Lease financing arrangements
Alta Wind Holdings (Alta Wind II - V) and Alta I (operating entities) have finance lease obligations issued under lease transactions whereby the respective operating entities sold and leased back undivided interests in specific assets of the project. The sale and related lease transactions are accounted for as financing arrangements as the operating entities have continued involvement with the property. The terms and conditions of each facility lease are substantially similar. Each operating entity makes rental payments as stipulated in the facility lease agreements on a semiannual basis every June 30 and December 30 through the final maturity dates. In addition, the operating entities have a credit agreement with a group of lenders that provides for the issuance of letters of credit to support certain operating and debt service obligations. Certain O&M and rent reserve requirements are satisfied by letters of credit issued under the NRG Yield Operating agreement. As of December 31, 2015, $1,002 million was outstanding under the finance lease obligations, and $122 million of letters of credit were issued under the credit agreement and $19 million were issued under the Yield Credit Facility.
Interest Rate Swaps — Project Financings
Many of the Company's project subsidiaries entered into interest rate swaps, intended to hedge the risks associated with interest rates on non-recourse project level debt. These swaps amortize in proportion to their respective loans and are floating for fixed where the project subsidiary pays its counterparty the equivalent of a fixed interest payment on a predetermined notional value and will receive quarterly the equivalent of a floating interest payment based on the same notional value. All interest rate swap payments by the project subsidiary and its counterparty are made quarterly and the LIBOR is determined in advance of each interest period. In connection with the acquisition of the Alta Wind Portfolio, as described in Note 3, Business Acquisitions, the Company acquired thirty-one additional interest rate swaps, thirty of which were settled during 2015 as discussed above. During 2015, the Company acquired thirty-two additional interest rate swaps in connection with the January 2015 and November 2015 drop downs, as described in Note 3, Business Acquisitions.

The following table summarizes the swaps, some of which are forward starting as indicated, related to the Company's project level debt as of December 31, 2015.

	% of Principal	Fixed Interest Rate	Floating Interest Rate	Notional Amount at December 31, 2015 (In millions)	Effective Date	Maturity Date
Alpine	85%	2.744%	3-Month LIBOR	$122	various	December 31, 2029
Alpine	85%	2.421%	3-Month LIBOR	9	June 24, 2014	June 30, 2025
Avra Valley	85%	2.333%	3-Month LIBOR	51	November 30, 2012	November 30, 2030
AWAM	100%	2.47%	3-Month LIBOR	19	May 22, 2013	May 15, 2031
Blythe	75%	3.563%	3-Month LIBOR	16	June 25, 2010	June 25, 2028
Borrego	75%	1.125%	3-Month LIBOR	9	April 3, 2013	June 30, 2020
El Segundo	75%	2.417%	3-Month LIBOR	358	November 30, 2011	August 31, 2023
Kansas South	75%	2.368%	6-Month LIBOR	25	June 28, 2013	December 31, 2030
Laredo Ridge	75%	2.31%	3-Month LIBOR	83	March 31, 2011	March 31, 2026
Marsh Landing	75%	3.244%	3-Month LIBOR	387	June 28, 2013	June 30, 2023
Roadrunner	75%	4.313%	3-Month LIBOR	30	September 30, 2011	December 31, 2029
South Trent	75%	3.265%	3-Month LIBOR	46	June 15, 2010	June 14, 2020
South Trent	75%	4.95%	3-Month LIBOR	21	June 30, 2020	June 14, 2028
Tapestry	75%	2.21%	3-Month LIBOR	163	December 30, 2011	December 21, 2021
Tapestry	50%	3.57%	3-Month LIBOR	60	December 21, 2021	December 21, 2029
Viento	90%	various	6-Month LIBOR	235	various	various
Walnut Creek Energy	75%	various	3-Month LIBOR	311	June 28, 2013	May 31, 2023
WCEP Holdings	90%	4.003%	3-Month LIBOR	46	June 28, 2013	May 31, 2023
Total				$1,991
Annual Maturities
Annual payments based on the maturities of the Company's debt, for the years ending after December 31, 2015, are as follows:

(In millions)
2016	$264
2017	277
2018	286
2019	951
2020	634
Thereafter	3,280
Total	$5,692

Note 10 — Earnings Per Share
Basic and diluted earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding. Shares issued during the year are weighted for the portion of the year that they were outstanding. The number of shares and per share amounts for the prior periods presented below have been retrospectively restated to reflect the Recapitalization as further described in Note 11, Stockholders' Equity.

The reconciliation of the Company's basic and diluted earnings per share is shown in the following table:

	Year Ended December 31, 2015		Year Ended December 31, 2014		Period from July 23, 2013 to December 31, 2013

(In millions, except per share data)	Common Class A	Common Class C	Common Class A	Common Class C	Common Class A	Common Class C
Basic and diluted earnings per share attributable to NRG Yield, Inc. common stockholders
Net income attributable to NRG Yield, Inc.(a)	$14	$19	$8	$8	$7	$7
Weighted average number of common shares outstanding	35	49	28	28	23	23
Earnings per weighted average common share — basic and diluted (a)	$0.40	$0.40	$0.30	$0.30	$0.29	$0.29

(a) Net income attributable to NRG Yield, Inc. and basic and diluted earnings per share might not recalculate due to presenting values in millions rather than whole dollars.
With respect to the Class A common stock, there were a total of 15 million and 12 million anti-dilutive outstanding equity instruments for the years ended December 31, 2015, and 2014, respectively, related to the 2019 Convertible Notes. With respect to the Class C common stock, there were a total of 5 million anti-dilutive outstanding equity instruments for the year ended December 31, 2015, related to the 2020 Convertible Notes.

Note 11 — Stockholders' Equity
On July 22, 2013, in connection with its initial public offering, the Company authorized 500,000,000 shares of Class A common stock, of which 22,511,250 were issued to the public and became outstanding. In return for the issuance of these shares, the Company received $468 million, net of underwriting discounts and commissions of $27 million. In addition, the Company authorized 500,000,000 shares of Class B common stock, of which 42,738,750 were issued to NRG concurrently with the initial public offering and became outstanding. The Company utilized $395 million of the proceeds from the issuance of the Class A common stock to acquire a controlling interest in NRG Yield LLC from NRG. Each share of the Class A common stock and the Class B common stock entitles the holder to one vote on all matters.
On July 29, 2014, the Company issued 12,075,000 shares of Class A common stock for net proceeds, after underwriting discount and expenses, of $630 million. The Company utilized the proceeds of the offering to acquire 12,075,000 additional Class A units of NRG Yield LLC.
Recapitalization
On May 5, 2015, the Company's stockholders approved amendments to the Company's certificate of incorporation that adjusted the Company’s capital structure by creating two new classes of capital stock, Class C common stock and Class D common stock, and distributed shares of Class C and Class D common stock to holders of the Company's outstanding Class A and Class B common stock, respectively, through a stock split. The Recapitalization became effective on May 14, 2015.
The Class C common stock and Class D common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects to the shares of Class A common stock and Class B common stock, respectively, as to all matters, except that each share of Class C common stock and Class D common stock is entitled to 1/100th of a vote on all stockholder matters. The par value per share of the Company’s Class A common stock and Class B common stock remains unchanged at $0.01 per share after the effect of the stock split described above. Accordingly, the stock split was accounted for as a stock dividend. The Company recorded a transfer between retained earnings and common stock equal to the par value of each share of Class C common stock and Class D common stock that was issued. The Company also retrospectively adjusted all prior period share and per share amounts in the consolidated financial statements for the effect of the stock dividend, so that all periods are comparable.
Class C Common Stock Issuance
On June 29, 2015, the Company closed on its offering of 28,198,000 shares of Class C common stock, which included 3,678,000 shares of Class C common stock purchased by the underwriters through the exercise of an over-allotment option. Net proceeds to the Company from the sale of the Class C common stock were $599 million, net of underwriting discounts and commissions of $21 million. The Company utilized the proceeds of the offering to acquire 28,198,000 additional Class C units of NRG Yield LLC and, as a result, it currently owns 53.3% of the economic interests of NRG Yield LLC, with NRG retaining 46.7% of the economic interests of NRG Yield LLC.
Dividends to Class A and Class C common stockholders
The following table lists the dividends paid on the Company's Class A and Class C common stock during the year ended December 31, 2015:

	Fourth Quarter 2015	Third Quarter 2015	Second Quarter 2015	First Quarter 2015
Dividends per Class A share	$0.215	$0.21	$0.20	$0.39
Dividends per Class C share	$0.215	$0.21	$0.20	N/A
Dividends on the Class A and Class C common stock are subject to available capital, market conditions, and compliance with associated laws, regulations and other contractual obligations. The Company expects that, based on current circumstances, comparable cash dividends will continue to be paid in the foreseeable future.
On February 17, 2016, the Company declared a quarterly dividend on its Class A and Class C common stock of $0.225 per share payable on March 15, 2016, to stockholders of record as of March 1, 2016.
On April 26, 2016, the Company declared a quarterly dividend on its Class A and Class C common stock of $0.23 per share payable on June 15, 2016 to stockholders of record as of June 1, 2016.
On July 26, 2016, the Company declared a quarterly dividend on its Class A and Class C common stock of $0.24 per share payable on September 15, 2016 to stockholders of record as of September 1, 2016.
The Company also authorized 10,000,000 shares of preferred stock, par value $0.01 per share. None of the shares of preferred stock have been issued.
Distributions to NRG
The following table lists the distributions paid to NRG during the year ended December 31, 2015:

	Fourth Quarter 2015	Third Quarter 2015	Second Quarter 2015	First Quarter 2015
Distributions per Class B unit	$0.215	$0.21	$0.20	$0.39
Distributions per Class D unit	$0.215	$0.21	$0.20	N/A
The portion of the distributions paid by NRG Yield LLC to NRG is recorded as a reduction to the Company's noncontrolling interest balance. The portion of the distributions paid by NRG Yield LLC to the Company was utilized to fund the dividends to the Class A and Class C common stockholders described above.
On February 17, 2016, NRG Yield LLC declared a quarterly distribution on its Class B and Class D units of $0.225 per unit payable to NRG on March 15, 2016.
On April 26, 2016, NRG Yield LLC declared a quarterly distribution on its Class B and Class D units of $0.23 per unit payable to NRG on June 15, 2016
On July 26, 2016, NRG Yield LLC declared a quarterly distribution on its Class B and Class D units of $0.24 per unit payable to NRG on September 15, 2016.
During 2016, 2015 and 2014, the Company acquired the Drop Down Assets from NRG, as described in Note 3, Business Acquisitions. The difference between the cash paid and historical value of the CVSR Drop Down was recorded as a contribution from NRG and increased the balance of its noncontrolling interest in 2016. The difference between the cash paid and historical value of the January 2015 and November 2015 Drop Down Assets of $109 million, as well as 32 million of AOCL, was recorded as a contribution from NRG and increased the balance of its noncontrolling interest in 2015. The difference between the cash paid and historical value of the June 2014 Drop Down Assets of $113 million was recorded as a distribution to NRG and reduced the balance of its noncontrolling interest in 2014.  In addition, as the projects were owned by NRG prior to the Company’s acquisitions, the pre-acquisition earnings of such projects are recorded as attributable to NRG's noncontrolling interest. Prior to the date of acquisition, certain of the projects made distributions to NRG and NRG made contributions into certain projects.  These amounts are reflected within the Company’s statement of stockholders’ equity as changes in the noncontrolling interest balance. In addition, NRG maintained a 25% ownership interest in the Class B interests of NRG TE Wind Holdco.  This 25% interest is also reflected within the Company’s noncontrolling interest balance.

Note 12 — Segment Reporting
The Company’s segment structure reflects how management currently operates and allocates resources. The Company's businesses are primarily segregated based on conventional power generation, renewable businesses which consist of solar and wind, and the thermal and chilled water business. The Corporate segment reflects the Company's corporate costs. The Company's chief operating decision maker, its Chief Executive Officer, evaluates the performance of its segments based on operational measures including adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, and CAFD, as well as net income (loss).
The Company generated more than 10% of its revenues from the following customers for the years ended December 31, 2015, 2014 and 2013:

	2015		2014		2013
Customer	Conventional (%)	Renewables (%)	Conventional (%)	Renewables (%)	Conventional (%)	Renewables (%)
SCE	23%	17%	24%	7%	13%	3%
PG&E	13%	12%	15%	13%	19%	17%

	Year ended December 31, 2015
(In millions)	Conventional Generation	Renewables	Thermal	Corporate	Total
Operating revenues	$336	$443	$174	$—	$953
Cost of operations	59	136	126	—	321
Depreciation and amortization	81	197	19	—	297
General and administrative	—	—	—	12	12
Acquisition-related transaction and integration costs	—	—	—	3	3
Operating income (loss)	196	110	29	(15)	320
Equity in earnings of unconsolidated affiliates	14	12	—	—	26
Other income, net	1	2	—	—	3
Loss on extinguishment of debt	(7)	(2)	—	—	(9)
Interest expense	(48)	(147)	(7)	(61)	(263)
Income (loss) before income taxes	156	(25)	22	(76)	77
Income tax expense	—	—	—	12	12
Net Income (Loss)	$156	$(25)	$22	$(88)	$65
Balance Sheet
Equity investment in affiliates	$110	$587	$—	$—	$697
Capital expenditures (a)	4	6	20	—	30
Total Assets	$2,102	$5,970	$428	$189	$8,689

(a) Includes accruals.

	Year ended December 31, 2014
(In millions)	Conventional Generation	Renewables	Thermal	Corporate	Total
Operating revenues	$317	$316	$195	$—	$828
Cost of operations	55	83	139	—	277
Depreciation and amortization	82	133	18	—	233
General and administrative	—	—	—	8	8
Acquisition-related transaction and integration costs	—	—	—	4	4
Operating income (loss)	180	100	38	(12)	306
Equity in earnings of unconsolidated affiliates	14	3	—	—	17
Other income, net	—	5	—	1	6
Loss on extinguishment of debt	—	(1)	—	—	(1)
Interest expense	(53)	(126)	(7)	(30)	(216)
Income (loss) before income taxes	141	(19)	31	(41)	112
Income tax expense	—	—	—	4	4
Net Income (Loss)	$141	$(19)	$31	$(45)	$108
Balance Sheet
Equity investments in affiliates	$114	$194	$—	$—	$308
Capital expenditures (a)	6	27	7	—	40
Total Assets	$2,169	$5,724	$436	$465	$8,794

(a) Includes accruals. Capital expenditures for Renewables include a sales tax refund received by Alpine in the first quarter of 2014.

	Year ended December 31, 2013
(In millions)	Conventional Generation	Renewables	Thermal	Corporate	Total
Operating revenues	$138	$144	$152	$—	$434
Cost of operations	23	21	110	—	154
Depreciation and amortization	20	57	15	—	92
General and administrative	—	—	—	7	7
Operating income (loss)	95	66	27	(7)	181
Equity in earnings of unconsolidated affiliates	16	4	—	—	20
Other income, net	1	3	—	—	4
Interest expense	(25)	(40)	(7)	—	(72)
Income (loss) before income taxes	87	33	20	(7)	133
Income tax expense	—	—	—	8	8
Net Income (Loss)	$87	$33	$20	$(15)	$125
Note 13 — Income Taxes
Effective Tax Rate
The income tax provision consisted of the following amounts:

	Year Ended December 31,
	2015	2014	2013
	(In millions, except percentages)
Current
U.S. Federal	$—	$—	$—
Total — current	—	—	—
Deferred
U.S. Federal	10	2	14
State	2	2	(6)
Total — deferred	12	4	8
Total income tax expense	$12	$4	$8
Effective tax rate	15.6%	3.6%	5.8%

A reconciliation of the U.S. federal statutory rate of 35% to the Company's effective rate is as follows:

	Year Ended December 31,
	2015	2014	2013 (a)
	(In millions, except percentages)
Income Before Income Taxes	77	112	133
Tax at 35%	27	39	47
State taxes, net of federal benefit	2	1	(6)
Investment tax credits	(1)	—	—
Impact of non-taxable partnership earnings	(15)	(31)	(33)
Production tax credits	(4)	(6)	—
Change in state effective tax rate	—	1	—
Other	3	—	—
Income tax expense	$12	$4	$8
Effective income tax rate	15.6%	3.6%	5.8%

(a) Represents 34.5% ownership for the period July 22, 2013 through December 31, 2013.
For the years ended December 31, 2015, 2014 and 2013, the overall effective tax rate was different than the statutory rate of 35% primarily due to taxable earnings allocated to NRG resulting from its interest in NRG Yield LLC and production tax credits generated from certain wind facilities.
The Company currently owns 53.3% of NRG Yield LLC and consolidates the results due to its controlling interest. The Company records NRG's 46.7% ownership as noncontrolling interest in the financial statements. For tax purposes, NRG Yield LLC is treated as a partnership; therefore, the Company and NRG each record their respective share of taxable income or loss.
The temporary differences, which gave rise to the Company's deferred tax assets, consisted of the following:

	As of December 31,
	2015	2014
	(In millions)
Deferred tax assets:
Investment in projects	$—	$47
Production tax credits carryforwards	10	6
Investment tax credits	1	—
U.S. Federal net operating loss carryforwards	181	74
State net operating loss carryforwards	5	7
Total deferred tax assets	197	134
Deferred tax liabilities:
Investment in projects	$27	$—
Total deferred tax liabilities	27	—
Net non-current deferred tax asset	$170	$134
Tax Receivable and Payable
As of December 31, 2015, the Company had a domestic tax receivable of $6 million, which related to federal cash grants for the Borrego project. This amount is fully reserved pending further discussions with the US Treasury Department.
Deferred Tax Assets and Valuation Allowance
Net deferred tax balance — As of December 31, 2015, and 2014, NRG recorded a net deferred tax asset of $170 million and $134 million, respectively. The Company believes it is more likely than not that the results of future operations will generate sufficient taxable income which includes the future reversal of existing taxable temporary differences to realize deferred tax assets. In arriving at this conclusion to utilize projections of future profit before tax in its estimate of future taxable income, the Company considered the profit before tax generated in recent years.
NOL carryforwards — At December 31, 2015, the Company had domestic NOLs carryforwards for federal income tax purposes of $181 million and cumulative state NOLs of $5 million tax-effected.

Uncertain Tax Positions
The Company had no identified uncertain tax positions that require evaluation as of December 31, 2015.

Note 14 — Related Party Transactions
In addition to the transactions and relationships described elsewhere in the notes to the consolidated financial statements, certain subsidiaries of NRG provide services to the Company's project entities. Amounts due to NRG subsidiaries are recorded as accounts payable — affiliate and amounts due to the Company from NRG subsidiaries are recorded as accounts receivable — affiliate in the Company's balance sheet.
Power Hedge Contracts by and between Renewable Entities and NRG Texas Power LLC
Elbow Creek and Goat Wind, the Company's subsidiaries from Renewable segment, entered into power hedge contracts with NRG Texas Power LLC and generated $16 million, $12 million and $7 million during the years ended December 31, 2015, 2014 and 2013, respectively. Included in the revenues for the years ended December 31, 2015, and 2014, are unrealized losses and gains, respectively, on forward contracts with NRG Texas Power LLC hedging the sale of power from the Elbow Creek wind facility extending through the end of 2015, as further described in Note 7, Accounting for Derivative Instruments and Hedging Activities.
Operations and Maintenance Services (O&M) Agreements by and between Thermal Entities and NRG
On October 1, 2014, NRG entered into Plant O&M Services Agreements with certain wholly-owned subsidiaries of the Company. NRG provides necessary and appropriate services to operate and maintain the subsidiaries' plant operations, businesses and thermal facilities. NRG is to be reimbursed for the provided services, as well as for all reasonable and related expenses and expenditures, and payments to third parties for services and materials rendered to or on behalf of the parties to the agreements. NRG is not entitled to any management fee or mark-up under the agreements. Prior to October 1, 2014, NRG provided the same services to Thermal entities on an informal basis. For the years ended December 31, 2015, 2014, and 2013, total fees incurred under the agreements were $29 million, $27 million, and $24 million, respectively. There was a balance of $29 million and $22 million due to NRG in accounts payable — affiliate as of December 31, 2015, and 2014, respectively.
Power Sales and Services Agreement by and between NRG Energy Center Dover LLC and NRG
NRG Energy Center Dover LLC, or NRG Dover, a subsidiary of the Company is party to a Power Sales and Services Agreement with NRG Power Marketing LLC, or NRG Power Marketing, a wholly-owned subsidiary of NRG. The agreement is automatically renewed on a month-to-month basis unless terminated by either party upon at least 30 day written notice. Under the agreement, NRG Power Marketing has the exclusive right to (i) manage, market and sell power, (ii) procure fuel and fuel transportation for operation of the Dover generating facility, to include for purposes other than generating power, (iii) procure transmission services required for the sale of power, and (iv) procure and market emissions credits for operation of the Dover generating facility.
In addition, NRG Power Marketing has the exclusive right and obligation to direct the output from the generating facility, in accordance with and to meet the terms of any power sales contracts executed against the power generation of the Dover facility. Under the agreement, NRG Power Marketing pays NRG Dover gross receipts generated through sales, less costs incurred by NRG Power Marketing related to providing such services as transmission and delivery costs, as well as fuel costs. In July 2013, the originally coal-fueled plant was converted to a natural gas facility. For the years ended December 31, 2015, 2014 and 2013, NRG Dover purchased approximately $5 million, $10 million and $5 million, respectively, of natural gas from NRG Power Marketing.
Energy Marketing Services Agreement by and between NRG Energy Center Minneapolis LLC and NRG
NRG Energy Center Minneapolis LLC, or NRG Minneapolis, a subsidiary of the Company is party to an Energy Marketing Services Agreement with NRG Power Marketing, a wholly-owned subsidiary of NRG. The agreement commenced in August 2014 and is automatically renewed annually unless terminated by either party upon at least 90 day written notice prior to the end of any term. Under the agreement, NRG Power Marketing will procure fuel and fuel transportation for the operation of the Minneapolis generating facility. For the years ended December 31, 2015 and 2014, NRG Minneapolis purchased approximately $8 million and $2 million, respectively, of natural gas from NRG Power Marketing.
O&M Services Agreements by and between GenConn and NRG
GenConn incurs fees under two O&M agreements with wholly-owned subsidiaries of NRG. The fees incurred under the agreements were $4 million, $6 million and $5 million for the years ended December 31, 2015, 2014 and 2013, respectively.
O&M Services Agreements by and between El Segundo and NRG El Segundo Operations

El Segundo incurs fees under an O&M agreement with NRG El Segundo Operations, Inc., a wholly-owned subsidiary of NRG. Under the O&M agreement, NRG El Segundo Operations, Inc. manages, operates and maintains the El Segundo facility for an initial term of ten years following the commercial operations date. For the years ended December 31, 2015, and 2014, the costs incurred under the agreement were approximately $4 million. The Company incurred $5 million in costs under the agreement for the year ended December 31, 2013. There was a balance of $1 million due to NRG El Segundo in accounts payable — affiliate as of December 31, 2015, and 2014.
Energy Marketing Services Agreement with NRG Power Marketing LLC
El Segundo was a party to an energy marketing services agreement with NRG Power Marketing LLC to procure fuel and market capacity, energy and ancillary output of the facility prior to the start of the PPA with Southern California Edison. The agreement began in April 2013 and ended at the commercial operations date in August 2013. For the years ended December 31, 2014, and 2013, the Company recorded approximately, $1 million and $12 million, respectively, in costs related to this agreement, of which $9 million was recorded to property, plant and equipment in 2013, with the remaining amount recorded to cost of operations in the Company's statement of operations. There were no costs incurred during the year ended December 31, 2015.
Administrative Services Agreement by and between Marsh Landing and GenOn Energy Services, LLC
Marsh Landing is a party to an administrative services agreement with GenOn Energy Services, LLC, a wholly owned subsidiary of NRG, which provides with processing and paying invoices services on behalf of Marsh Landing. Marsh Landing reimburses GenOn Energy Services, LLC for the amounts paid by it. The Company reimbursed costs under this agreement of approximately $13 million for the years ended December 31, 2015, and 2014, respectively, and $36 million for the year ended December 31, 2013. For the years ended December 31, 2014 and 2013, $2 million and $29 million, respectively, were capitalized. There was a balance of $6 million and $4 million due to GenOn Energy Services, LLC in accounts payable — affiliate as of December 31, 2015, and 2014, respectively.
Administrative Services Agreement by and between CVSR and NRG
CVSR is a party to an administrative services agreement with NRG Energy Services LLC, a wholly-owned subsidiary of NRG, which provides O&M services on behalf of CVSR. CVSR reimburses NRG Energy Services LLC for the amounts paid by it. CVSR reimbursed costs under this agreement of $5 million and $7 million for the years ended December 31, 2015, and 2014, respectively.
Management Services Agreement by and between the Company and NRG
NRG provides the Company with various operation, management, and administrative services, which include human resources, accounting, tax, legal, information systems, treasury, and risk management, as set forth in the Management Services Agreement. As of December 31, 2015, the base management fee was approximately $7 million per year, subject to an inflation-based adjustment annually, at an inflation factor based on the year-over-year U.S. consumer price index. The fee is also subject to adjustments following the consummation of future acquisitions and as a result of a change in the scope of services provided under the Management Services Agreement. During the year ended December 31, 2015, the fee was increased by approximately $1 million per year primarily in connection with the acquisition of the January 2015 and November 2015 Drop Down Assets. Costs incurred under this agreement were approximately $8 million and $6 million for the years ended December 31, 2015, and 2014 and $3 million for the period from July 23, 2013 through December 31, 2013. These costs included certain direct expenses incurred by NRG on behalf of the Company in addition to the base management fee, none of which was payable as of December 31, 2015.
Administrative Services Agreements by and between Wind TE Holdco LLC and NRG
Certain subsidiaries of NRG have entered into agreements with the Company's project entities to provide operation and maintenance services for the balance of the plants not covered by turbine supplier's maintenance and service agreements for the postwarranty period. The agreements have various terms with provisions for extension until terminated. For the years ended December 31, 2015, and 2014, the costs incurred under the agreements were $5 million and $3 million, respectively.
Certain subsidiaries of NRG provide support services to NRG Wind TE Holdco LLC project entities pursuant to various support services agreements. The agreements provide for administrative and support services and reimbursements of certain insurance, consultant, and credit costs. For the years ended December 31, 2015, and 2014, the costs incurred under the agreements were $3 million and $1 million, respectively.

Accounts Payable to NRG Repowering Holdings LLC
During 2013, NRG Repowering Holdings, LLC, a wholly-owned subsidiary of NRG, made payments to BA Leasing BSC, LLC, or BA Leasing, of $18 million, which were expected to be repaid with the proceeds of the cash grant received by BA Leasing with respect to the PFMG DG Solar Projects, in connection with a sale-leaseback arrangement between the PFMG DG Solar Projects and BA Leasing. As of December 31, 2013, PFMG DG Solar Projects had a corresponding receivable for the reimbursement of the cash grant from BA Leasing and related payable to NRG Repowering Holdings, LLC. In the first quarter of 2014, the PFMG DG Solar Projects received $11 million from BA Leasing and reduced the remaining receivable with an offset to the deferred liability recorded in connection with the sale - leaseback arrangement. The PFMG DG Solar Projects utilized the $11 million to repay NRG Repowering Holdings LLC. There was a balance of $7 million in accounts payable — affiliate as of December 31, 2015, and 2014.
Note 15 — Commitments and Contingencies
Operating Lease Commitments
The Company leases certain facilities and equipment under operating leases, some of which include escalation clauses, expiring on various dates through 2048. The effects of these scheduled rent increases, leasehold incentives, and rent concessions are recognized on a straight-line basis over the lease term unless another systematic and rational allocation basis is more representative of the time pattern in which the leased property is physically employed. Lease expense under operating leases was $10 million, $9 million and $3 million for the years ended December 31, 2015, 2014 and 2013, respectively.
Future minimum lease commitments under operating leases for the years ending after December 31, 2015, are as follows:

Period	(In millions)
2016	$14
2017	10
2018	10
2019	10
2020	10
Thereafter	165
Total	$219
Gas and Transportation Commitments
The Company has entered into contractual arrangements to procure power, fuel and associated transportation services. For the years ended December 31, 2015, 2014 and 2013, the Company purchased $40 million, $55 million, and $40 million, respectively, under such arrangements. As further described in Note 14 Related Party Transactions, these balances include intercompany sales in the amount of $13 million, $12 million and $7 million, respectively.
As of December 31, 2015, the Company's commitments under such outstanding agreements are estimated as follows:

Period	(In millions)
2016	$12
2017	6
2018	3
2019	3
2020	3
Thereafter	21
Total	$48
Contingencies

The Company's material legal proceeding is described below. The Company believes that it has a valid defense to this legal proceeding and intends to defend it vigorously. The Company records reserves for estimated losses from contingencies when information available indicates that a loss is probable and the amount of the loss, or range of loss, can be reasonably estimated. In addition, legal costs are expensed as incurred. Management assesses such matters based on current information and makes a judgment concerning its potential outcome, considering the nature of the claim, the amount and nature of damages sought, and the probability of success. The Company is unable to predict the outcome of the legal proceeding below or reasonably estimate the scope or amount of any associated costs and potential liabilities. As additional information becomes available, management adjusts its assessment and estimates of such contingencies accordingly. Because litigation is subject to inherent uncertainties and unfavorable rulings or developments, it is possible that the ultimate resolution of the Company's liabilities and contingencies could be at amounts that are different from its currently recorded reserves and that such difference could be material.
In addition to the legal proceeding noted below, the Company and its subsidiaries are party to other litigation or legal proceedings arising in the ordinary course of business. In management's opinion, the disposition of these ordinary course matters will not materially adversely affect the Company's consolidated financial position, results of operations, or cash flows.
Braun v. NRG Yield, Inc. — On April 19, 2016, plaintiffs filed a purported class action lawsuit against NRG Yield, Inc. and against each current and former member of its board of directors individually in California Superior Court in Kern County, CA. Plaintiffs allege various violations of the Securities Act due to the defendants’ alleged failure to disclose material facts related to low wind production prior to the Company's June 22, 2015 Class C common stock offering. Plaintiffs seek compensatory damages, rescission, attorney’s fees and costs.  On August 3, 2016, the court approved a stipulation entered into by the parties. The stipulation provided that the plaintiffs would file an amended complaint by August 19, 2016, which they did on August 18, 2016. The Defendants need to file a responsive pleading by October 18, 2016.

Note 16 — Unaudited Quarterly Data
Refer to Note 2, Summary of Significant Accounting Policies, and Note 3, Business Acquisitions, for a description of the effect of unusual or infrequently occurring events during the quarterly periods. Summarized unaudited quarterly financial data is as follows:

	Quarter Ended
	December 31, (a)	September 30, (a)	June 30, (a)	March 31, (a)
	2015
	(In millions, except per share data)
Operating Revenues	$224	$256	$259	$214
(As previously reported)
Operating Revenues	209	225	235	200
Change	15	31	24	14

Operating Income	70	101	99	50
(As previously reported)
Operating Income	66	80	85	46
Change	4	21	14	4

Net Income (Loss)	12	32	42	(21)
(As previously reported)
Net Income (Loss)	13	24	38	(20)
Change	(1)	8	4	(1)
Net Income (Loss) Attributable to NRG Yield, Inc.	$11	$17	$10	$(5)
Weighted average number of Class A common shares outstanding - basic and diluted	35	35	35	35
Weighted average number of Class C common shares outstanding - basic and diluted (b)	63	63	35	35
Earnings (Losses) per Weighted Average Class A and Class C Common Share - Basic and Diluted	$0.12	$0.18	$0.15	$(0.07)

(a) The Company's unaudited quarterly financial data was recast for the effect of the CVSR Drop Down.

	Quarter Ended
	December 31, (a)	September 30, (a)	June 30, (a)	March 31, (a)
	2014
	(In millions, except per share data)
Operating Revenues	$225	$230	$219	$154
(As previously reported)
Operating Revenues	212	199	194	141
Change	13	31	25	13

Operating Income	74	97	82	53
(As previously reported)
Operating Income	71	84	60	51
Change	3	13	22	2

Net Income	4	41	43	20
(As previously reported)
Net Income	4	37	35	23
(Change)	—	4	8	(3)

Net Income Attributable to NRG Yield, Inc.	—	6	6	4
Weighted average number of Class A and C common shares outstanding - basic and diluted	35	31	23	23
Earnings per Weighted Average Class A and Class C Common Share - Basic and Diluted	$0.01	$0.10	$0.13	$0.09

(a) The Company's unaudited quarterly financial data was recast for the effect of the effect of the CVSR Drop Down.

Schedule I
NRG Yield, Inc. (Parent)
Condensed Financial Information of Registrant
Condensed Statement of Income

	Year ended December 31,
(In millions)	2015 (a)	2014 (a)	2013 (a)

Total operating expense	$2	$—	$—
Equity earnings in consolidated subsidiaries	88	117	79
Interest expense	(9)	(5)	—
Total other income, net	79	112	79
Income Before Income Taxes	77	112	79
Income tax expense	12	4	8
Net Income	65	108	71
Less: Net income attributable to noncontrolling interests	42	48	42
Less: Pre-acquisition net (loss) income of Drop Down Assets	(10)	44	16
Net Income Attributable to NRG Yield, Inc.	$33	$16	$13

(a) Retrospectively adjusted as discussed in Item 15 — Note 1, Nature of Business of the Company's Consolidated Financial Statements.

See accompanying notes to condensed financial statements.

Schedule I
NRG Yield, Inc. (Parent)
Condensed Balance Sheets

	Year ended December 31,
	2015 (a)	2014 (a)
	(In millions)
Assets
Current Assets:
Cash and cash equivalents	$1	$—
Noncurrent Assets:
Investment in consolidated subsidiaries	2,540	2,582
Note receivable - Yield Operating	618	337
Deferred income taxes	170	134
Total Assets	3,329	3,053

Liabilities and Equity

Accounts payable — affiliate	4	—
Other current liabilities	1	—
Long-term debt	586	321
Total Liabilities	591	321

Stockholders' Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Class A, Class B, Class C and Class D common stock, $0.01 par value; 3,000,000,000 shares authorized (Class A 500,000,000, Class B 500,000,000, Class C 1,000,000,000, Class D 1,000,000,000); 182,848,000 shares issued and outstanding (Class A 34,586,250, Class B 42,738,750, Class C 62,784,250, Class D 42,738,750) at December 31, 2015 and 154,650,000 shares issued and outstanding (Class A 34,586,250, Class B 42,738,750, Class C 34,586,250, Class D 42,738,750) at December 31, 2014	1	—
Additional paid-in capital	1,855	1,240
Retained earnings	12	3
Accumulated other comprehensive loss	(27)	(9)
Noncontrolling interest	897	1,498
Total Stockholders' Equity	2,738	2,732
Total Liabilities and Stockholders' Equity	$3,329	$3,053

(a) Retrospectively adjusted as discussed in Item 15 — Note 1, Nature of Business of the Company's Consolidated Financial Statements.

See accompanying notes to condensed financial statements.

Schedule I
NRG Yield, Inc. (Parent)
Condensed Statements of Cash Flows

	Years ended December 31,
	2015 (a)	2014 (a)	2013 (a)
	(In millions)
Net Cash Provided by (Used in) Operating Activities	$2	$(1)	$5
Cash Flows from Investing Activities
Investments in consolidated affiliates	(600)	(630)	(468)
Increase in notes receivable - affiliate	(281)	(337)	—
Net Cash Used in Investing Activities	(881)	(967)	(468)
Cash Flows from Financing Activities
Proceeds from issuance of debt	288	345	—
Proceeds from the issuance of common stock	599	630	468
Payment of debt issuance costs	(7)	(7)	—
Cash received from Yield LLC for the payment of dividends	69	41	—
Payment of dividends	(69)	(41)	(5)
Net Cash Provided by Financing Activities	880	968	463
Net Increase in Cash and Cash Equivalents	1	—	—
Cash and Cash Equivalents at Beginning of Period	—	—	—
Cash and Cash Equivalents at End of Period	$1	$—	$—

(a) Retrospectively adjusted as discussed in Note 1, Nature of Business of the Company's Consolidated Financial Statements.

See accompanying notes to condensed financial statements.

Schedule I
NRG Yield, Inc. (Parent)
Notes to Condensed Financial Statements

Note 1 — Background and Basis of Presentation
Background
NRG Yield, Inc., is a dividend growth-oriented company formed by NRG, as a Delaware corporation on December 20, 2012. The Company used the net proceeds from its initial public offering of Class A common stock on July 22, 2013, to acquire 19,011,250 Class A units of NRG Yield LLC from NRG, as well as 3,500,000 Class A units directly from NRG Yield LLC. At the time of the offering, NRG owned 42,738,750 NRG Yield LLC Class B units. NRG Yield LLC, through its wholly owned subsidiary, NRG Yield Operating LLC, is a holder of a portfolio of renewable and conventional generation and thermal infrastructure assets, primarily located in the Northeast, Southwest and California regions of the U.S.
On July 29, 2014, the Company issued 12,075,000 shares of Class A common stock for net proceeds, after underwriting discount and expenses, of $630 million. The Company utilized the proceeds of the offering to acquire 12,075,000 additional Class A units of NRG Yield LLC. On May 14, 2015, the Company completed a stock split in connection with which each outstanding share of Class A common stock was split into one share of Class A common stock and one share of Class C common stock, and each outstanding share of Class B common stock was split into one share of Class B common stock and one share of Class D common stock. The stock split is referred to as the Recapitalization and all applicable disclosures have been retrospectively adjusted to reflect the Recapitalization. In addition, on June 29, 2015, the Company completed the issuance of 28,198,000 shares of Class C common stock for net proceeds of $599 million. See further discussion in Note 11, Stockholders' Equity to the Company's consolidated financial statements. As a result and as of December 31, 2015, the Company has a 53.3% economic interest in NRG Yield LLC.
The holders of the Company's issued and outstanding shares of Class A and Class C common stock have 100% of economic interest in the Company and are entitled to dividends. NRG receives its distributions from Yield LLC through its ownership of Class B and Class D common units.
Basis of Presentation
The condensed parent-only company financial statements have been prepared in accordance with Rule 12-04 of Regulation S-X, as the restricted net assets of NRG Yield, Inc.’s subsidiaries exceed 25% of the consolidated net assets of NRG Yield, Inc. The parent's 100% investment in its subsidiaries has been recorded using the equity basis of accounting in the accompanying condensed parent-only financial statements. These statements should be read in conjunction with the consolidated financial statements and notes thereto of NRG Yield, Inc. As described in Note 1, Nature of Business, to the Company's consolidated financial statements, the Company's historical financial statements previously filed with the SEC have been recast to include the results attributable to the CVSR Drop Down and the November 2015 Drop Down Assets from the date these entities were under common control.
Note 2 — Long-Term Debt
For a discussion of NRG Yield Inc.’s financing arrangements, see Note 9, Long-term Debt, to the Company's consolidated financial statements.
Note 3 — Commitments, Contingencies and Guarantees
See Note 13, Income Taxes and Note 15, Commitments and Contingencies to the Company's consolidated financial statements for a detailed discussion of NRG Yield, Inc.’s commitments and contingencies.
Note 4 — Dividends
Cash distributions paid to NRG Yield, Inc. by its subsidiary, NRG Yield LLC, were $69 million, $41 million and $5 million for the years ended December 31, 2015, 2014 and 2013, respectively.